Exhibit 2.1

AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

by and among

WinVest Acquisition Corp.,

WinVest (BVI) Ltd.,

Xtribe P.L.C.

and

Xtribe (BVI) Ltd.

Dated as of September 16, 2024

ARTICLE VIII. CONDITIONS TO THE MERGERS		65

Section 8.01	Conditions to the Obligations of Each Party	65
Section 8.02	Conditions to the Obligations of WinVest and WinVest BVI	66
Section 8.03	Conditions to the Obligations of the Company	67

ARTICLE IX. TERMINATION, AMENDMENT AND WAIVER		68

Section 9.01	Termination	68
Section 9.02	Effect of Termination	69
Section 9.03	Expenses	69
Section 9.04	Amendment	69
Section 9.05	Waiver	69

ARTICLE X. GENERAL PROVISIONS		69

Section 10.01	Notices	69
Section 10.02	Nonsurvival of Representations, Warranties and Covenants	70
Section 10.03	Severability	70
Section 10.04	Entire Agreement; Assignment	71
Section 10.05	Parties in Interest	71
Section 10.06	Governing Law	71
Section 10.07	Waiver of Jury Trial	71
Section 10.08	Headings	71
Section 10.09	Counterparts	72
Section 10.10	Specific Performance	72
Section 10.11	Legal Representation.	72
Section 10.12	No Recourse	72

Exhibits
EXHIBIT A	Contribution and Reorganization Agreement
EXHIBIT B	Purchase Agreement
EXHIBIT C	Lock-Up Agreement
EXHIBIT D	WinVest BVI Closing Memorandum and Articles of Association
EXHIBIT E-1	[Intentionally Omitted]
EXHIBIT E-2	[Intentionally Omitted]
EXHIBIT F	Directors and Officers of WinVest BVI

Schedules
SCHEDULE A	Key Company Owners
SCHEDULE B	Resigning WinVest Officers and Directors

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of September 16, 2024 (the “Execution Date”), by and among WinVest Acquisition Corp., a Delaware corporation (“WinVest”), WinVest (BVI) Ltd., a British Virgin Islands business company registered with company number 2157117 and a wholly owned subsidiary of WinVest (“WinVest BVI”), Xtribe P.L.C., a public limited company incorporated and registered in England and Wales with number 07878011 (“Xtribe PLC”), and Xtribe (BVI) Ltd., a British Virgin Islands business company registered with company number 2157137 and a wholly-owned subsidiary of Xtribe PLC (the “Company”, and each of Xtribe PLC and the Company being a “Company Signatory”).

WHEREAS, WinVest previously entered into that certain Business Combination Agreement dated May 9, 2024, by and among WinVest, WinVest Merger Sub I, LLC, a Delaware limited liability company, WinVest Merger Sub II, LLC, a Delaware limited liability company, Xtribe PLC, and Xtribe Group, LLC, a Delaware limited liability company (“Prior BCA” and the original date of execution, the “Original Execution Date”);

WHEREAS, the parties to the Prior BCA have agreed to amend and restate the Prior BCA in its entirety in the form of this Agreement;

WHEREAS, WinVest is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, prior to the Execution Date, Xtribe PLC formed the Company, which is a wholly-owned, direct subsidiary of Xtribe PLC, for the purposes of consummating the Transactions;

WHEREAS, within forty-five (45) days after the Execution Date (or such later date as may be mutually agreed between the parties and in any event with respect to clause (a), prior to the Closing), Xtribe PLC will (a) cause the conversion of all convertible securities, conversion rights or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Group Company or obligating any Group Company to issue or sell any shares of capital stock of, or other equity interests in, any Group Company outstanding prior to the Contribution into capital stock of, or other equity interests in, the applicable Group Company (such transactions, and for the avoidance of doubt, excluding any conversions occurring prior to the Execution Date, the “Securities Conversion”), or (b) pay in full and extinguish the Existing Convertible Note, and promptly thereafter, pursuant to the terms of a Contribution and Reorganization Agreement in substantially the form set forth on Exhibit A (the “Contribution and Reorganization Agreement”), (i) contribute substantially all of its assets (including all the issued and outstanding stock of Xtribe USA Corp.) to the Company in exchange for 10,943,732 Company Ordinary Shares and the assumption by the Company of certain of its liabilities (the “Contribution”); (ii) immediately following the Contribution, pursuant to the terms of a Share Purchase Agreement in substantially the form set forth on Exhibit B (the “Purchase Agreement”), sell one hundred percent (100%) of the issued and outstanding shares in the Company to the shareholders of Xtribe PLC in proportion to their ownership interests in Xtribe PLC (the “Sale”), and (iii) acting through the Board of Directors of Xtribe PLC (the “Xtribe Board”), thereafter apply for a voluntary strike off of Xtribe PLC pursuant to Part 31 of the United Kingdom Companies Act 2006 and take such other commercially reasonable actions to ensure the voluntary strike off is successful (the “Application for Strike Off” and, together with the Securities Conversion, the Contribution and the Sale, the “Pre-Closing Reorganization”) and on and subject to the strike off being successful, Xtribe PLC will be dissolved (the “Xtribe PLC Dissolution”). The foregoing transactions are intended, for United States federal income tax purposes, to qualify as a reorganization under Section 368(a)(1)(F) of the Code and the Company and Xtribe PLC are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement and the Contribution and Reorganization Agreement each constitutes a “plan of reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder;

1

WHEREAS, upon the terms and subject to the conditions of this Agreement and the First Plan of Merger and in accordance with the DGCL and the BVI Companies Act (as defined below), WinVest will enter into a business combination transaction pursuant to which WinVest will merge with and into WinVest BVI (the “Reincorporation Merger”), whereupon the separate corporate existence of WinVest will cease and WinVest BVI shall continue as the surviving company of the Reincorporation Merger (WinVest BVI, in its capacity as the surviving company of the Reincorporation Merger, is sometimes referred to herein as the “Reincorporation Merger Surviving Company”);

WHEREAS, promptly following the consummation of the Reincorporation Merger, upon the terms and subject to the conditions of this Agreement and the Second Plan of Merger and in accordance with the BVI Companies Act, the Company will merge with and into the Reincorporation Merger Surviving Company (the “Acquisition Merger”), whereupon the separate corporate existence of the Company will cease and Reincorporation Merger Surviving Company shall continue as the surviving company of the Acquisition Merger (the “Surviving Company”);

WHEREAS, the Xtribe Board by resolutions duly adopted in compliance with Xtribe PLC’s articles of association, either by unanimous vote of those voting at a quorate meeting duly called and held or by unanimous written consent, and in either case not subsequently rescinded or modified in any way, has unanimously (a) declared that the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, including the Pre-Closing Reorganization, and this Agreement are advisable and fair to, and in the best interests of, Xtribe PLC and its stockholders; (b) resolved that, having considered the transactions contemplated by this Agreement and the other Transaction Documents to which it is party and this Agreement, including the Pre-Closing Reorganization Documents, and the matters referred to in Section 172 of the United Kingdom Companies Act 2006, they considered, in good faith, that the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and this Agreement would be most likely to promote the success of Xtribe PLC for the benefit of its members as a whole having regard to all relevant factors, including those listed in Section 172 of the United Kingdom Companies Act 2006; and (c) approved and authorized this Agreement and the other Transaction Documents to which it is a party, including the Pre-Closing Reorganization Documents, and the transactions contemplated hereby and thereby, in each case, on the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents to which it is a party, and declared their advisability;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) declared that the transactions contemplated by this Agreement and the other Transaction Documents, including the Acquisition Merger and the Pre-Closing Reorganization, and this Agreement are in the best interests of the Company and its members, (b) approved and authorized the transactions contemplated by this Agreement and the other Transaction Documents, including the Acquisition Merger and the Pre-Closing Reorganization, this Agreement and the other Transaction Documents, in each case, on the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents; (c) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party; and (d) directed that this Agreement and the Second Plan of Merger be submitted to the shareholders of the Company (after giving effect to the Sale) for approval in accordance with the terms hereof and recommended that such shareholders adopt and authorize this Agreement and the Second Plan of Merger;

WHEREAS, the Board of Directors of WinVest (the “WinVest Board”) has unanimously (a) declared that the transactions contemplated by this Agreement and the other Transaction Documents, including the Mergers, and this Agreement are advisable and fair to, and in the best interests of, WinVest and its stockholders; (b) approved and authorized the transactions contemplated by this Agreement and the other Transaction Documents, including the Mergers and the payment of the Aggregate Merger Consideration to stockholders of WinVest pursuant to this Agreement, this Agreement and the other Transaction Documents, in each case, on the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents; (c) duly authorized and approved the execution, delivery and performance by WinVest of this Agreement and the other Transaction Documents to which it is or will be a party and (d) directed that this Agreement and the other Transaction Documents, including the First Plan of Merger and the Second Plan of Merger, be submitted to the stockholders of WinVest for approval and recommended that the WinVest stockholders adopt and authorize this Agreement and the other Transaction Documents, including the First Plan of Merger and the Second Plan of Merger, as provided for in the WinVest Certificate of Incorporation;

2

WHEREAS, the Board of Directors of WinVest BVI has unanimously (a) declared that the transactions contemplated by this Agreement and the other Transaction Documents, including the Mergers, and this Agreement are in the best interests of WinVest BVI, (b) approved and authorized the transactions contemplated by this Agreement and the other Transaction Documents, including the Mergers, this Agreement and the other Transaction Documents, in each case, on the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents; (c) duly authorized and approved the execution, delivery and performance by WinVest BVI of this Agreement and the other Transaction Documents to which it is or will be a party; and (d) directed that this Agreement, the First Plan of Merger and the Second Plan of Merger be submitted to WinVest, in its capacity as the sole shareholder of WinVest BVI, for approval and recommended that such shareholder adopt and authorize this Agreement, the First Plan of Merger and the Second Plan of Merger;

WHEREAS, WinVest, in its capacity as the sole shareholder of WinVest BVI, has unanimously approved and authorized the transactions contemplated hereby, including the Reincorporation Merger and Acquisition Merger (as applicable), this Agreement and the other Transaction Documents to which such entities are a party, in each case, on the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents to which such entities are a party (including receipt of the WinVest Required Vote);

WHEREAS, WinVest, Sponsor, and Xtribe PLC previously entered into that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) dated May 9, 2024, and such parties to the Sponsor Support Agreement have agreed to amend and restate the Prior BCA;

WHEREAS, WinVest and certain of the stockholders of Xtribe PLC who will become holders of Company Ordinary Shares upon the consummation of the Pre-Closing Reorganization, concurrently with the execution and delivery of this Agreement, are entering into a support agreement (the “Xtribe Support Agreement”), pursuant to which, inter alia, such persons have agreed to (a) execute the Purchase Agreement and consummate the Sale, (b) vote to approve the Acquisition Merger and such other matters for which the approval of such persons is required hereunder, and (c) certain restrictions on transfer relating to its securities in Xtribe PLC and, after the Sale but prior to the Closing as set forth therein, Company Ordinary Shares;

WHEREAS, in connection with the Closing, WinVest BVI and the Key Company Owners shall enter into (i) a Registration Rights Agreement of WinVest BVI (the “Registration Rights Agreement”), in a form mutually agreed by the Company and WinVest BVI, and (ii) a Lock-Up Agreement of WinVest BVI (the “Lock-Up Agreement”), substantially in the form attached hereto as Exhibit C, which agreements will become effective as of the Acquisition Merger Effective Time;

WHEREAS, Xtribe PLC or the Company, as applicable, may deliver to WinVest one or more investors (such investors, together with any other investors who enter into WinVest Subscription Agreements on or after the Execution Date, the “WinVest PIPE Investors”), and such WinVest PIPE Investors may enter, prior to the Closing, into subscription agreements with WinVest BVI (the “WinVest Subscription Agreements”) pursuant to which such investors, upon the terms and subject to the conditions mutually agreed by WinVest BVI and the Company, would purchase WinVest BVI Ordinary Shares (the “WinVest PIPE Investments”) to be consummated contemporaneously with the Closing;

3

WHEREAS, subject to the terms herein, Xtribe PLC or the Company, as applicable, may deliver to certain investors (such investors, together with any other investors who enter into Xtribe Subscription Agreements on or after the Execution Date, the “Xtribe Investors”), and such Xtribe Investors may enter into, prior to the Closing, subscription agreements with Xtribe PLC or the Company, as applicable (the “Xtribe Subscription Agreements”) pursuant to which such investors, upon the terms and subject to the conditions mutually agreed by WinVest and the Company, would purchase newly issued Company Ordinary Shares (the “Xtribe Private Placement Investments”) to be consummated immediately prior to the Closing; and

WHEREAS, for U.S. federal income tax purposes, the WinVest and WinVest BVI intend, and the Company acknowledges that (i) for U.S. federal and applicable state income tax purposes, the Reincorporation Merger of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code (a “Plan of Reorganization”) with respect to the Reincorporation Merger (the “Reincorporation Intended Tax Treatment”) and (ii) WinVest BVI will be treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code following the Reincorporation Merger (the “Inversion”);

WHEREAS, for U.S. federal income and applicable state income tax purposes, the parties hereto intend that the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of WinVest, WinVest BVI and the Company are to be parties under Section 368(b) of the Code (the “Acquisition Intended Tax Treatment”), and this Agreement is intended to constitute a “Plan of Reorganization” with respect to the Acquisition Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the parties hereto, intending to be legally bound, hereby agrees as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Acquired Business” means the consolidated operations of (i) Xtribe PLC and its subsidiaries as of the Execution Date, and (ii) the Company and its Subsidiaries as of the Closing Date (and for the avoidance of doubt, following the Pre-Closing Reorganization).

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Conversion Proceeds” shall equal, as of the Closing, the original principal amount of the Convertible Notes plus, to the extent any such Convertible Note converts into equity of Xtribe PLC in the Securities Conversion pursuant to the terms of the Convertible Notes, accrued and unpaid interest on such aggregate principal amount that has been converted pursuant to the Securities Conversion.

4

“Aggregate Xtribe Financing Proceeds” shall equal, as of the Closing, the cash proceeds to the Company resulting from the Xtribe Subscription Agreements.

“Aggregate Merger Consideration” means (i) the Base Stock Consideration, plus (ii) the Conversion Stock Consideration, plus (iii) the Xtribe Financing Stock Consideration, plus (iv) the Earnout Rights to receive (if earned) up to Six Million (6,000,000) WinVest BVI Ordinary Shares.

“Ancillary Agreements” means the First Plan of Merger, the Second Plan of Merger, the Pre-Closing Reorganization Documents, the Sponsor Support Agreement, the Xtribe Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the WinVest Subscription Agreements, the Xtribe Subscription Agreements and any other agreements, certificates and instruments executed and delivered by WinVest, WinVest BVI or the Company Signatories in connection with the Transactions pursuant to the terms of this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the provisions of any other applicable domestic or foreign anti-corruption laws.

“Base Stock Consideration” means Nine Million One Hundred Thirty Three Thousand Two Hundred Four (9,133,204) WinVest BVI Ordinary Shares.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, compensation, bonus, stock option, compensatory equity purchase, phantom equity, equity appreciation rights, other compensatory equity-based, profit sharing, savings, health, life, disability, incentive compensation, deferred compensation, retirement, pension, severance, retention, change in control compensation, or fringe benefit plan, arrangement, program or agreement that is maintained, administered or contributed to by an entity for the benefit of any current or former employees, officers, directors or consultants of such entity or by virtue of such foregoing individual(s) or their dependents or with respect to which such entity has or could have any Liability.

“Business Data” means all business information and data, excluding Personal Information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Group Companies.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Delaware and the British Virgin Islands are authorized or required by applicable Law to be closed.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used by the Group Companies in the conduct of the business of the Group Companies.

“BVI Companies Act” means the BVI Business Companies Act (as revised) of the British Virgin Islands, as amended to date.

5

“Closing Share Consideration” means the number of WinVest BVI Ordinary Shares equal to the sum of the Base Stock Consideration, the Xtribe Financing Stock Consideration and the Conversion Stock Consideration.

“Closing WinVest Cash” means the sum of (i) WinVest’s cash and cash equivalents comprising funds remaining in the Trust Account immediately prior to the Closing, (ii) the aggregate cash proceeds actually received by WinVest BVI from the WinVest PIPE Investors pursuant to executed WinVest Subscription Agreements, whether prior to or on the Closing Date, (iii) the aggregate cash proceeds actually received by the Company from the Xtribe Investors pursuant to executed Xtribe Subscription Agreements, whether prior to or on the Closing Date, and (iv) without duplication, any other cash and cash equivalents of WinVest on the Closing Date, (but (a) after giving effect to the consummation of any exercise of Redemption Rights by stockholders of WinVest and payments made as a result thereof and (b) prior to the payment of any Outstanding WinVest Transaction Expenses and Outstanding Company Transaction Expenses).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than WinVest, WinVest BVI or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes a majority of the assets of the Group Companies, taken as a whole (based on the fair market value thereof), or (b) acquisition of beneficial ownership of a majority of the total voting power of the equity securities of the Group Companies, whether by way of merger, asset purchase, equity purchase or otherwise, but excluding the Pre-Closing Reorganization.

“Company Benefit Plan” means a Benefit Plan that is sponsored, maintained or contributed to, or is required to be contributed to, by the Group Companies or with respect to which any Group Company has any Liability.

“Company Memorandum and Articles of Association” means the Memorandum and Articles of Association of the Company dated August 30, 2024, as such may have been amended, supplemented or modified from time to time.

“Company Ordinary Shares” means the ordinary shares, with no par value per share, of the Company.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and licensed to a Group Company or to which the Group Companies otherwise have a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate together with all other events, circumstances, changes and effects, (a) has been, is or is reasonably expected to be, materially adverse to the business, results of operations, assets (including intangible assets), liabilities or financial condition of the Group Companies, taken as a whole; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Company Material Adverse Effect, or shall be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (i) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions, (ii) any change or proposed change in any Law or GAAP or the interpretation thereof; (iii) any events or conditions generally affecting the industries or markets in which the Group Companies operate; (iv) any failure of any of the Group Companies to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing; (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any downturn in general economic conditions, including changes in inflation and the credit, debt, securities, financial or capital markets; (viii) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ix) any events, circumstances, changes, effects or conditions arising from or relating to epidemics, pandemics, disease outbreaks (including Covid-19), any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, or other acts of God, or (x) any actions taken or failures to take action, or such other changes or events, in each case, which WinVest or Sponsor has requested or to which it has consented in writing, or which actions are expressly contemplated by this Agreement or any Ancillary Agreement, except in the cases of clauses (ii) through (ix), to the extent that any Group Company or their respective businesses are disproportionately affected thereby as compared with other participants in the industries in which the Group Companies operate, or (b) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company or Xtribe PLC of their respective obligations under this Agreement or the consummation of the Transactions.

6

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Group Companies.

“Company Pre-Closing Fees” means (i) any extension fee required to be made to the Trust Account pursuant to the WinVest Organizational Documents in order to extend the Termination Date and (ii) other expenses of the Transactions incurred by any party to this Agreement or their respective Representatives that is required to be paid prior to Closing, including the fees and expenses relating to SEC filings, NASDAQ fees, transfer agent services, proxy and mailing services, tax preparation services, warrant valuation services, D&O insurance, printer services, and services provided by Marcum LLP, Eventus Advisory Group, LLC, Haynes and Boone, LLP, Loeb & Loeb LLP, Alma Societa tra Avvocati, and Appleby (BVI) Limited, in each case, to the extent required to be paid prior to Closing.

“Company Signatory” means each of Xtribe PLC and the Company.

“Company Shareholder Meeting” means a meeting of all of the shareholders of the Company entitled to vote, convened either by (a) the directors at such times and in such manner and location as the directors consider necessary or desirable; or (b) the directors of the Company if requested in writing to do so by shareholders entitled to exercise at least thirty per cent (30%) of the voting rights in respect of the matter for which the meeting is requested.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Group Companies or any Suppliers or customers of the Group Companies or WinVest or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means, for purposes of the definition of “affiliate” and “subsidiary,” the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Conversion Stock Consideration” means a number of WinVest BVI Ordinary Shares equal to the quotient of (a) the Aggregate Conversion Proceeds, divided by (b) $10.00, provided that the Conversion Stock Consideration shall not exceed a maximum of 190,000 WinVest BVI Ordinary Shares.

“Convertible Notes” means the convertible note set forth on Section 1.01 of the Company Disclosure Schedule (“Existing Convertible Note”) and any other convertible securities, conversion rights or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Group Company or obligating any Group Company to issue or sell any shares of capital stock of, or other equity interests in, any Group Company into capital stock of, shares in, or other equity interests in, the applicable Group Company.

7

“Covid-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or applicable industry group in connection with or in response to the coronavirus (Covid-19) pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Disabling Devices” means Software viruses, time bombs, logic bombs, Trojan horses, trap doors, unauthorized back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device compromising system security or compromising or disclosing user data in an unauthorized manner.

“DGCL” means the Delaware General Corporation Law (Title 8, Chapter 1 of the Delaware Code), as amended from time to time (or any corresponding provisions of succeeding law).

“Earnout Right” means a transferrable right entitling the holder thereof to receive, conditioned upon the achievement by WinVest BVI of each Earnout Target, that portion of a WinVest BVI Ordinary Share equal to (x) 2,000,000 divided by (y) the number of Company Ordinary Shares outstanding immediately prior to the Acquisition Merger Effective Time.

“Earnout Shares” means any of the First Level Earnout Shares, the Second Level Earnout Shares and/or the Third Level Earnout Shares.

“Earnout Targets” means any of the First Level Earnout Target, the Second Level Earnout Target and/or the Third Level Earnout Target.

“Environmental Laws” means any United States federal, state or local or non-United States United States federal, state or local or non-United States Law relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment or natural resources, or (d) human health with respect to exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means Xtribe Suisse SA.

“Export Control Laws” means the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations administered by the U.S. State Department, U.S. Commerce Department, and other similar export control Laws or restrictions applicable to the Company, its subsidiaries, and their operations from time to time.

8

“Fraud” means the making by a party hereto, to another party hereto, of a representation or warranty contained in this Agreement by the first such party and at the time such representation or warranty was made by such party, (i) such representation or warranty was inaccurate, (ii) such party had actual knowledge (meaning without imputed or constructive knowledge, and without any duty of inquiry or investigation) that such representation or warranty was inaccurate, (iii), in making such representation or warranty the person(s) with knowledge of the inaccuracy thereof had the intent to deceive the other party and to induce such other party to enter into this Agreement, and (iv) such other party acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness that do not require an actual intent to defraud.

“Governing Documents” means, with respect to any person (other than an individual), (i) the certificate or articles of incorporation, formation or organization, memorandum of association, articles of association and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation, incorporation or organization of any such person and (ii) all bylaws, voting agreements, stockholder or shareholder agreements, investor rights agreements and similar documents, instruments or agreements to which such person is a party relating, in each case, to the organization or governance of such person, or the transfer of securities of such person, in each case, as amended, restated, supplemented or otherwise modified.

“Government Official” means any officer or employee of a government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity or on behalf of any such government, department, agency or instrumentality or for, or on behalf of, such public international organization, including but not limited to directors, officers, managers, employees and other agents of any enterprise owned directly or indirectly by a government or public international organization.

“Group Companies” means (i) with respect to any date on or prior to the consummation of the Sale, each of Xtribe PLC and its Subsidiaries and (ii) with respect to any date after the consummation of the Sale, each of the Company and its Subsidiaries.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos and that class of chemicals known as per- and polyfluoroalkyl substances or PFAS; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations and social media accounts; and (f) other intellectual property and related proprietary rights.

“Key Company Owners” means the persons and entities listed on Schedule A.

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“knowledge” or “to the knowledge” of a person shall mean in the case of the Company Signatories, the actual knowledge of Stojan Dragovich or Enrico Dal Monte, in each case, after reasonable inquiry, and in the case of WinVest, the actual knowledge of Jeff LeBlanc or Manish Jhunjhunwala, in each case, after reasonable inquiry.

“Leased Real Property” means the real property leased by any of the Group Companies.

“Liability” means, with respect to any person, any liability, indebtedness or obligation of such person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, whether due or to become due, and regardless of when or by whom asserted and required to be recorded or reflected on a balance sheet under GAAP.

“Lien” means any lien, security interest, mortgage, charge, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Mergers” means the Reincorporation Merger and the Acquisition Merger.

“Nasdaq” means the Nasdaq Capital Market.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Group Companies’ assets, taken as a whole, that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Group Companies granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; and (g) Liens with respect to leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Per Share Exchange Ratio” means that amount obtained by dividing the Closing Share Consideration by the aggregate number of Company Ordinary Shares outstanding immediately prior to the Acquisition Merger Effective Time.

“person” means an individual, corporation, company, partnership, limited partnership, limited liability company, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), and (b) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

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“Pre-Closing Reorganization Documents” means the Contribution and Reorganization Agreement and the Purchase Agreement.

“Plans of Merger” means the First Plan of Merger and the Second Plan of Merger.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data applicable to the Group Companies.

“Products” mean any products or services, designed, developed, manufactured, performed, licensed, sold, distributed other otherwise made available by or on behalf of the Group Companies.

“Redemption Rights” means the redemption rights provided for in the WinVest Certificate of Incorporation.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Reincorporation Merger Surviving Company Rights” means all the WinVest Rights upon their conversion at the Reincorporation Merger Effective Time.

“Reincorporation Merger Surviving Company Warrants” means all the WinVest Warrants upon their conversion at the Reincorporation Merger Effective Time.

“Requisite Approval” means the affirmative vote of the holders of a majority of in excess of fifty percent (50%) of the outstanding Company Ordinary Shares who, being present in person or by proxy and entitled to vote at the Company Shareholder Meeting, vote at the Company Shareholder Meeting in accordance with Section 81(2) of the BVI Companies Act and Article 9 of the Company’s Memorandum and Articles of Association.

“Sanctioned Country” means any country or territory that is the subject or target of comprehensive Sanctions.

“Sanctioned Person” means any person that has been or is designated on OFAC’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, Designated Persons on the UK Sanctions List or any other similar list of designated persons established pursuant to Sanctions.

“Sanctions” means economic sanctions laws, regulations, and executive orders of the United States (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, and any other relevant sanctions authority.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means WinVest SPAC LLC, a Delaware limited liability company.

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“subsidiary” or “subsidiaries” of the Company, the Surviving Company, WinVest or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Group Companies.

“Tax Laws” means any Law in respect of Taxes.

“Termination Date” has the meaning set forth in the WinVest Certificate of Incorporation.

“Trading Day” means any day on which the Nasdaq is open for trading.

“Transaction Documents” means this Agreement (including the Company Disclosure Schedule, WinVest Disclosure Schedule, and other Schedules and Exhibits hereto) and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the Surviving Company at such time. All such determinations shall be appropriately adjusted for any share splits, share consolidations, share capitalizations, reorganizations, recapitalizations and other similar events during such period.

“WinVest BVI Ordinary Shares” means ordinary shares, with a par value of one ten-thousandth of one dollar ($0.0001) per share, of WinVest BVI authorized pursuant to the WinVest BVI Constitutional Documents.

“WinVest Certificate of Incorporation” means the WinVest Amended and Restated Certificate of Incorporation dated September 14, 2021, as amended by that certain Amendment dated December 6, 2022, as further amended by that certain Amendment dated December 14, 2023, as further amended by that certain Amendment dated June 13, 2024, and as may be subsequently amended.

“WinVest Common Stock” means WinVest’s common stock, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the WinVest Certificate of Incorporation.

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“WinVest Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, would reasonably be expected to prevent, materially delay or materially impede the performance by WinVest or WinVest BVI of their respective obligations under this Agreement, any other Transaction Document, or the consummation of the Transactions or would create any material liability of WinVest or WinVest BVI; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a WinVest Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which WinVest operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (e) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19), or acts of God; (f) any actions taken or not taken by WinVest or WinVest BVI as required by this Agreement or any Ancillary Agreement; (g) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions; (h) any actions taken, or failures to take action, or such other changes or events, in each case, which a Group Company has requested or to which it has consented in writing or which actions are expressly contemplated by this Agreement; (i) any events generally applicable to blank check companies or the market in which blank check companies operate, or (j) the consummation and effects of any exercise of Redemption Rights by stockholders of WinVest, except in the cases of clauses (a) through (e), to the extent that WinVest or WinVest BVI is disproportionately affected thereby as compared with other participants in the industry in which WinVest or WinVest BVI operates.

“WinVest Organizational Documents” means the WinVest Certificate of Incorporation, by-laws, and Trust Agreement of WinVest, in each case as amended, modified or supplemented from time to time.

“WinVest BVI Constitutional Documents” means the Certificate of Incorporation and Memorandum and Articles of Association of WinVest BVI dated August 30, 2024, as amended, amended and restated, modified or supplemented from time to time.

“WinVest Rights” means the rights to receive one-fifteenth of one share of WinVest Common Stock upon the consummation of an initial business combination.

“WinVest Units” means a unit of WinVest comprised of one WinVest Common Stock, one WinVest Warrant and one WinVest Right, including all “private units” described in the prospectus.

“WinVest Warrants” means the redeemable right to purchase one-half of one WinVest Common Stock at a price of $11.50 per whole share.

“Xtribe Financing Stock Consideration” means a number of WinVest BVI Ordinary Shares equal to the quotient of (a) the Aggregate Xtribe Financing Proceeds, divided by (b) $10.00.

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Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2023 Financial Statements	§ 4.07(a)
Action	§ 4.09
Acquisition Intended Tax Treatment	Recitals
Acquisition Merger	Recitals
Acquisition Merger Effective Time	§ 2.01(b)
Agreement	Preamble
Application for Strike Off	Recitals
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.13
Certificates	§ 3.02(b)
Claim	§ 7.06
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Company	Preamble
Company Acquisition Agreement	§7.05(a)
Company Audited Financial Statements	§7.12
Company Disclosure Schedule	Article IV
Company Intellectual Property	§ 4.13(a)
Company Permits	§ 4.06
Company Privacy Policies	§ 4.13(h)
Company Signatories	Preamble
Company Shareholder Litigation	§ 7.15
Company Unaudited Financials	§ 7.12
Company Waiving Parties	§ 10.11(b)
Confidentiality Agreement	§ 7.04(b)
Contribution	Recitals
Contribution and Reorganization Agreement	Recitals
Data Security Requirements	§ 4.13(h)
D&O Indemnified Parties	§ 7.06(a)
D&O Tail	§ 7.06(b)
Execution Date	Preamble
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
First Level Earnout Shares	§ 3.05(b)(i)
First Level Earnout Target	§ 3.05(b)(i)
FRS 102	§ 4.07(h)(ii)
GAAP	§ 1.03(d)
Governmental Authority	§ 4.05(b)
Interim Surviving Company	Recitals
Inversion	Recitals
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.16(a)
Order	§ 8.01(c)
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
Outstanding WinVest Transaction Expenses	§ 3.04(b)
Payment Spreadsheet	§ 3.01(a)

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Defined Term	Location of Definition
Plan of Reorganization	Recitals
Pre-Closing Reorganization	Recitals
Pro Forma Financials	§ 7.12
Proxy Statement	§ 7.02(a)
Purchase Agreement	Recitals
Reference Balance Sheet	§ 4.07(d)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Reincorporation Merger	Recitals
Reincorporation Intended Tax Treatment	Recitals
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
Required Financials	§ 7.12
Sale	Recitals
SEC	§ 5.07(a)
Second Level Earnout Shares	§ 3.05(b)(ii)
Second Level Earnout Target	§ 3.05(b)(ii)
Securities Act	§ 5.07(a)
Securities Conversion	Recitals
Sponsor Note	§ 8.03(g)
Sponsor Support Agreement	Recitals
Surviving Company	Recitals
Tax or Taxes	§ 4.14(m)
Tax Return	§ 4.14(m)
Terminating Company Breach	§ 9.01(f)
Terminating WinVest Breach	§ 9.01(g)
Third Level Earnout Shares	§ 3.05(b)(iii)
Third Level Earnout Target	§ 3.05(b)(iii)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12
WinVest	Preamble
WinVest Board	Recitals
WinVest Disclosure Schedule	Article V
WinVest Notes	§ 8.03(g)
WinVest PIPE Investments	Recitals
WinVest PIPE Investors	Recitals
WinVest Preferred Stock	§ 5.03(a)
WinVest Proposals	§ 7.02(a)
WinVest Required Vote	§ 5.09(b)
WinVest SEC Reports	§ 5.07(a)
WinVest Stockholder Litigation	§ 7.16
WinVest Stockholders’ Meeting	§ 7.02(a)
WinVest Subscription Agreements	Recitals
WinVest Waiving Parties	§ 10.11(a)
Xtribe Board	Recitals
Xtribe Investors	Recitals
Xtribe PLC	Preamble
Xtribe PLC Dissolution	Recitals
Xtribe Private Placement Investments	Recitals
Xtribe Subscription Agreements	Recitals
Xtribe Subsidiary and Xtribe Subsidiaries	§ 4.01(b)
Xtribe Subsidiaries Securities	§ 4.03(f)
Xtribe Support Agreement	Recitals

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Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles, as in effect in the United States of America from time to time (“GAAP”).

(e) Whenever this Agreement states that documents or other information have been “made available” or “provided to” WinVest (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room hosted on securedocs to WinVest and its Representatives at least two (2) days prior to the Execution Date.

(f)  References to the “stockholders of Xtribe PLC” or any similar expression are to be construed as references to Xtribe PLC’s members (within the meaning of the United Kingdom Companies Act 2006).

Article II.

MERGERS

Section 2.01 The Reincorporation Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the First Plan of Merger, and in accordance with the DGCL and the BVI Companies Act respectively, at the Reincorporation Merger Effective Time, WinVest shall be merged with and into WinVest BVI. As a result of the Reincorporation Merger, the separate corporate existence of WinVest shall cease and WinVest BVI shall continue as the surviving company of the Reincorporation Merger under the Laws of the British Virgin Islands.

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(b) Reincorporation Merger Effective Time. As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Reincorporation Merger to be consummated by filing a certificate of merger (the “Reincorporation Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties and a plan of merger (the “First Plan of Merger”), in form and substance acceptable to WinVest and the Company and executed by WinVest and WinVest BVI, and other documents required by the BVI Companies Act with the British Virgin Islands Registrar of Corporate Affairs (the “Registrar”). The Reincorporation Merger will become effective on such date as the First Plan of Merger is duly registered by the Registrar (or such later time as may be agreed by each of the parties hereto and specified in such Reincorporation Certificate of Merger and the First Plan of Merger in accordance with the BVI Companies Act) (being the “Reincorporation Merger Effective Time”).

(c) Effect of the Reincorporation Merger. At the Reincorporation Merger Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the Reincorporation Merger Certificate, the First Plan of Merger and the applicable provisions of the DGCL and the BVI Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of WinVest and WinVest BVI shall vest in the Reincorporation Merger Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of WinVest and WinVest BVI shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Reincorporation Merger Surviving Company.

(d) Charter Documents. At the Reincorporation Merger Effective Time, the Certificate of Incorporation and Bylaws of WinVest, as in effect immediately prior to the Reincorporation Merger Effective Time, shall cease and the Memorandum and Articles of Association of WinVest BVI, substantially in the form of Exhibit D (the “WinVest BVI Closing Memorandum and Articles of Association”), shall be the Memorandum and Articles of Association of the Reincorporation Merger Surviving Company, until thereafter further amended pursuant to Section 2.02 below.

(f)  Directors of Reincorporation Merger Surviving Company. At the Reincorporation Merger Effective Time, the directors of the Reincorporation Merger Surviving Company shall be as set forth in the First Plan of Merger, each to hold office in accordance with the Governing Documents of the Reincorporation Merger Surviving Company from and after the Reincorporation Merger Effective Time until such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the Reincorporation Merger Surviving Company, or as otherwise provided by the BVI Companies Act.

(g) Officers of Reincorporation Merger Surviving Company. At the Reincorporation Merger Effective Time, the initial officers of the Reincorporation Merger Surviving Company shall be those persons mutually agreed between WinVest and the Company, each to hold office in accordance with the Governing Documents of the Reincorporation Merger Surviving Company from and after the Reincorporation Merger Effective Time until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the Reincorporation Merger Surviving Company, or as otherwise provided by the BVI Companies Act.

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(h) Effect on Issued Securities of WinVest.

(i) Conversion of WinVest Common Stock. At the Reincorporation Merger Effective Time and without any action on the part of WinVest, WinVest BVI or the holders of any WinVest Common Stock, each issued and outstanding share of WinVest Common Stock (other than those described in Section 2.01(h)(iv) below) shall be converted automatically into one WinVest BVI Ordinary Share. At the Reincorporation Merger Effective Time, all WinVest Common Stock shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued WinVest Common Stock immediately prior to the Reincorporation Merger Effective Time, as evidenced by the stockholder register of WinVest (the “Stockholder Register”), shall cease to have any rights with respect to such WinVest Common Stock, except as provided herein or by Law.

(ii) From the Reincorporation Merger Effective Time, each holder of WinVest Common Stock listed on the Stockholder Register shall thereafter have the right to receive the same number of WinVest BVI Ordinary Shares only.

(iii) Conversion of WinVest Rights, WinVest Warrants and WinVest Units. At the Reincorporation Merger Effective Time, (i) each issued and outstanding WinVest Right shall be converted into a Reincorporation Merger Surviving Company Right, (ii) each issued and outstanding WinVest Warrant shall be converted into a Reincorporation Merger Surviving Company Warrant and (iii) each issued and outstanding WinVest Unit shall be converted into one WinVest BVI Ordinary Share, one Reincorporation Merger Surviving Company Right, and one Reincorporation Merger Surviving Company Warrant. At the Reincorporation Merger Effective Time, each WinVest Right, WinVest Warrant and WinVest Unit shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Reincorporation Merger Surviving Company Rights and Reincorporation Merger Surviving Company Warrants shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the WinVest Rights and the WinVest Warrants, respectively, that are outstanding immediately prior to the Reincorporation Merger Effective Time. At or prior to the Reincorporation Merger Effective Time, WinVest BVI shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Reincorporation Merger Surviving Company Rights or Reincorporation Merger Surviving Company Warrants remain outstanding, a sufficient number of WinVest BVI Ordinary Shares for delivery upon the conversion or exercise of the Reincorporation Merger Surviving Company Rights and the Reincorporation Merger Surviving Company Warrants after the Reincorporation Merger Effective Time.

(iv) Cancellation of WinVest Common Stock owned by WinVest. At the Reincorporation Merger Effective Time, if there are any WinVest Common Stock that are owned by WinVest as treasury shares or any WinVest Common Stock owned by any direct or indirect wholly owned subsidiary of WinVest immediately prior to the Reincorporation Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(v) Cancellation of WinVest BVI Ordinary Shares owned by WinVest. At the Reincorporation Merger Effective Time, each issued and outstanding WinVest BVI Ordinary Share that is owned by WinVest immediately prior to the Reincorporation Merger Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

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(vi) No Liability. Notwithstanding anything to the contrary in this Section 2.01(h), none of the Reincorporation Merger Surviving Company or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Surrender of WinVest Common Stock. All securities issued upon the surrender of WinVest Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of WinVest Common Stock shall also apply to WinVest BVI Ordinary Shares so issued in exchange.

(j) U.S. Tax Treatment. For U.S. Federal income tax purposes, each of the parties intends that the Reincorporation Merger qualifies for the Reincorporation Intended Tax Treatment. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Reincorporation Merger as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization and not otherwise to take any position or action inconsistent with such characterization. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to impede the Reincorporation Intended Tax Treatment. Each of the parties acknowledge and agree that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify as a tax-deferred reorganization under Section 368(a) of the Code.

(k) Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Merger Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of WinVest and WinVest BVI, the officers and directors of WinVest and WinVest BVI are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.02 Acquisition Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the Second Plan of Merger, and in accordance with the applicable provisions of the BVI Companies Act, as soon as reasonably practicable after the Reincorporation Merger Effective Time, but no earlier than the day following the Reincorporation Merger Effective Time, the Company shall merge with and into the Reincorporation Merger Surviving Company pursuant to the Acquisition Merger. As a result of the Acquisition Merger, the separate corporate existence of the Company shall cease and the Reincorporation Merger Surviving Company shall continue as the surviving company of the Acquisition Merger incorporated under the BVI Companies Act.

(b) Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article IV, the closing of the Acquisition Merger (the “Closing”) shall take place by conference call and by exchange of signature pages and other required Closing documentation by email, fax, or other electronic transmission or in such other manner as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date”. On the Closing Date, the Company and the Reincorporation Merger Surviving Company shall execute a plan of merger (the “Second Plan of Merger”) in form and substance acceptable to WinVest and the Company, and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger and other documents required by the BVI Companies Act with the Registrar. The Acquisition Merger will become effective on such date as the Second Plan of Merger is duly registered by the Registrar (or such later time as may be agreed by each of the parties hereto and specified in the Second Plan of Merger in accordance with the BVI Companies Act) (the “Acquisition Merger Effective Time”).

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(c) Directors of Surviving Company. At the Acquisition Merger Effective Time, the directors of the Surviving Company shall be as set forth in the Second Plan of Merger, each to hold office in accordance with the Governing Documents of the Surviving Company from and after the Acquisition Merger Effective Time until such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the Surviving Company, or as otherwise provided by the BVI Companies Act..

(d) Officers. At the Acquisition Merger Effective Time, the Persons serving as the officers of the Reincorporation Surviving Company immediately prior to the Acquisition Merger Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company from and after the Acquisition Merger Effective Time until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the Surviving Company, or as otherwise provided by the BVI Companies Act.

(e) Effect of the Acquisition Merger. At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Second Plan of Merger and the applicable provisions of the BVI Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and the Reincorporation Merger Surviving Company shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Reincorporation Merger Surviving Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

(f) Memorandum and Articles of Association of the Surviving Company. At the Acquisition Merger Effective Time, (i) by virtue of the Acquisition Merger and without any action on the part of the Company or the Reincorporation Merger Surviving Company, the Memorandum and Articles of Association of the Reincorporation Merger Surviving Company shall become the Memorandum and Articles of Association of the Surviving Company until thereafter amended in accordance with its terms and as provided by Law and (ii) the register of members and other share transfer books of the Company shall be closed and thereafter there shall be no further registration on transfers of Company Ordinary Shares on the records of the Company.

(g) U.S. Tax Treatment. For U.S. federal and applicable state or local income tax purposes, each of the parties intends that the Acquisition Merger qualifies for the Acquisition Intended Tax Treatment. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Acquisition Merger as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization and not otherwise to take any position or action inconsistent with such characterization. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to impede the Acquisition Intended Tax Treatment. Each of the parties acknowledge and agree that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify as a tax-deferred reorganization under Section 368(a) of the Code.

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Section 2.03 Surviving Company Board of Directors and Officers. The parties shall cause the board of directors of the Surviving Company (the “Surviving Company Board”) as of immediately following the Merger Effective Time to be comprised of individuals described on Exhibit F hereto, each to hold office in accordance with the WinVest BVI Constitutional Documents, and such individuals shall remain in such roles immediately following the Acquisition Merger. The parties shall cause the officers of the Surviving Company as of immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit F hereto, each to hold office in accordance with the WinVest BVI Constitutional Documents and such individuals shall remain in such roles immediately following the Acquisition Merger.

Section 2.04 Transfers of Ownership. In accordance with the BVI Companies Act, the entry of a name in the register of members of WinVest BVI, as holding WinVest BVI Ordinary Shares, in exchange for Company Ordinary Shares is prima facie evidence that legal title in those WinVest BVI Ordinary Shares vests in the name of that shareholder and it will be a condition of the registration of such WinVest BVI Ordinary Shares that the person requesting such exchange will have paid to WinVest BVI or any agent designated by it, any transfer or other Taxes required by reason of the registration of the securities of WinVest BVI and that such tax has been paid or is not payable.

Article III.

Aggregate MERGER CONSIDERATION; Exchange of SHARES

Section 3.01 Aggregate Merger Consideration.

(a) Payment Spreadsheet. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to WinVest a schedule (the “Payment Spreadsheet”) setting forth (i) the name, last known address and (to the extent available) email address of each holder of Company Ordinary Shares; (ii) the amount of Closing Share Consideration issuable to each holder of Company Ordinary Shares; (iii) the number of Earnout Rights issuable to each holder of Company Ordinary Shares; and (iv) the amount of Xtribe Financing Stock Consideration issuable to each Xtribe Investor, and (v) any other information reasonably required by WinVest, WinVest BVI or the Exchange Agent to issue the Closing Share Consideration and the Earnout Rights to the holders of Company Ordinary Shares, which Payment Spreadsheet shall be prepared in good faith by the Company and in a form and substance reasonably satisfactory to WinVest and accompanied by documentation reasonably satisfactory to WinVest. The Company shall provide WinVest with reasonable access to the relevant books, records and personnel of the Company to enable WinVest to review the Payment Spreadsheet. The allocations and calculations set forth in the Payment Spreadsheet (as may be amended in accordance with the preceding sentence) shall, to the fullest extent permitted by applicable Law, be binding on all parties hereto and be used by WinVest and WinVest BVI for purposes of issuing the Aggregate Merger Consideration in accordance with this Agreement, absent manifest error. In issuing the Aggregate Merger Consideration pursuant to this Article III, WinVest and WinVest BVI shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments and issuances of WinVest BVI Ordinary Shares in accordance therewith.

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(b) Acquisition Merger Consideration. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of WinVest, WinVest BVI, the Company or the holders of any of the following securities:

(i) each Company Ordinary Share issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be canceled and converted into the right to receive (X) that number of WinVest BVI Ordinary Shares equal to the Per Share Exchange Ratio, and (Y) that number of Earnout Rights equal to 6,000,000 divided by the number of Company Ordinary Shares outstanding immediately prior to the Acquisition Merger Effective Time (excluding the Company Ordinary Shares of any holders who have waived in writing their right to receive Earnout Rights prior to the Acquisition Merger Effective Time), with each holder of such Company Ordinary Shares having the right to receive that number of WinVest BVI Ordinary Shares and that number of Earnout Shares (to the extent payable in accordance with Section 3.05), as set forth opposite such holder’s name on the Payment Spreadsheet; and

(ii) all Company Ordinary Shares held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) all WinVest BVI Ordinary Shares, Reincorporation Merger Surviving Company Rights and Reincorporation Merger Surviving Company Warrants issued and outstanding immediately prior to the Acquisition Merger Effective Time shall remain issued and outstanding and unaffected by the Acquisition Merger.

(c) No Fractional Shares. No fractional WinVest BVI Ordinary Shares shall be issued to a holder of Company Ordinary Shares in connection with the Acquisition Merger as part of the Closing Share Consideration as a result of the conversion provided for in Section 3.01(b) above. In the event any holder of Company Ordinary Shares would otherwise be entitled to receive a fraction of a WinVest BVI Ordinary Share as part of the Closing Share Consideration, such fractional share shall be rounded to the nearest whole share. WinVest BVI and the Company acknowledge that any such adjustment was not separately bargained-for consideration but merely represents a mechanical rounding for purposes of avoiding the expense and inconvenience to the parties that would otherwise be caused by the issuance of fractional shares.

Section 3.02 Exchange for Company Ordinary Shares.

(a) Exchange Agent. On the Closing Date, WinVest BVI shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”), for the benefit of the holders of Company Ordinary Shares, for exchange in accordance with this Article III, (i) WinVest BVI Ordinary Shares representing the Closing Share Consideration and (ii) Earnout Rights to receive, if earned, up to Six Million (6,000,000) WinVest BVI Ordinary Shares (such WinVest BVI Ordinary Shares and Earnout Rights, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). WinVest BVI shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

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(b) Exchange Procedures. As promptly as practicable after the Acquisition Merger Effective Time, WinVest BVI shall use commercially reasonable efforts to cause the Exchange Agent to mail to each holder of Company Ordinary Shares entitled to receive a portion of the Aggregate Merger Consideration pursuant to Section 3.01 a letter of transmittal, which shall be in a form reasonably acceptable to WinVest BVI and the Company (the “Letter of Transmittal”), and shall specify that delivery shall be effected upon updates being made in the Company’s register of members evidencing legal and beneficial title and ownership of such Company Ordinary Shares passing to WinVest BVI. Within two (2) Business Days (but in no event prior to the Acquisition Merger Effective Time) after the Letter of Transmittal is duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Company Ordinary Shares shall be entitled to receive in exchange therefor, and WinVest BVI shall cause the Exchange Agent to deliver, the portion of Aggregate Merger Consideration to which such holder is entitled in accordance with the provisions of Section 3.01.

(c) Distributions with Respect to Unexchanged Company Ordinary Shares. No dividends or other distributions declared or made after the Acquisition Merger Effective Time with respect to the WinVest BVI Ordinary Shares with a record date after the Acquisition Merger Effective Time shall be paid to the holder of any WinVest BVI Ordinary Shares that the registered holder, as registered in the WinVest register of members, is entitled to receive in accordance with the provisions of Section 3.01 until such registered share is transferred as reflected in the updated WinVest BVI register of members. Subject to the effect of escheat, Tax or other applicable Laws, following the updates to the WinVest BVI register of members, WinVest BVI shall pay or cause to be paid to the holder of the WinVest BVI Ordinary Shares issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Acquisition Merger Effective Time and a payment date prior to surrender and theretofore paid with respect to WinVest BVI Ordinary Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Acquisition Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to WinVest BVI Ordinary Shares.

(d) No Further Rights in Company Ordinary Shares. The portion of Aggregate Merger Consideration payable upon conversion of the Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Ordinary Shares.

(e) Adjustments to Aggregate Merger Consideration. The Aggregate Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, reissuance, combination, conversion, exchange of shares or other like change with respect to WinVest Common Stock or WinVest BVI Ordinary Shares (other than as a result of the Reincorporation Merger) occurring on or after the Original Execution Date and prior to the Acquisition Merger Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Ordinary Shares for one year after the Acquisition Merger Effective Time shall be delivered to WinVest BVI, upon written request of WinVest BVI, and any holders of Company Ordinary Shares who have not theretofore complied with this Section 3.02 shall thereafter look only to WinVest BVI for such holder’s portion of the Aggregate Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Ordinary Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, be surrendered by the Exchange Agent and become the property of WinVest BVI free and clear of any claims or interest of any person previously entitled thereto and either held in treasury by WinVest BVI or cancelled, as determined by the board of directors of WinVest BVI in its discretion.

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(g) No Liability. None of the Exchange Agent or the Surviving Company shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law in accordance with this Section 3.02 and Section 3.05.

(h) Withholding Rights. Each of the Exchange Agent and Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law, provided, however, that, in the event that the Exchange Agent or the Surviving Company, as applicable, determines that it is so required to deduct or withhold any such amounts (except in the case of any compensatory payments made to employees subject to wage withholding), the Exchange Agent or the Surviving Company, as applicable, shall provide at least ten (10) Business Days’ prior written notice thereof to the Company, including a reasonably detailed explanation therefor, and shall reasonably cooperate with the Company in responding to any requests for information or clarification made by the Company in respect thereof. To the extent that amounts are so withheld by the Exchange Agent or Surviving Company, as the case may be, and timely remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Exchange Agent or Surviving Company, as the case may be. Notwithstanding the foregoing, the Exchange Agent and Surviving Company shall use commercially reasonable efforts to reduce or eliminate any such withholding, including requesting and providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

Section 3.03 Equity Transfer Books. At the Acquisition Merger Effective Time, the register of members and any other share transfer books or records of the Company shall be closed and there shall be no further registration of transfers of Company Ordinary Shares thereafter on the records of the Company. From and after the Acquisition Merger Effective Time, the holders of Company Ordinary Shares outstanding immediately prior to the Acquisition Merger Effective Time shall cease to have any rights with respect to such Company Ordinary Shares, except as otherwise provided in this Agreement or by Law. On or after the Acquisition Merger Effective Time, any Company Ordinary Shares exchanged by such holders through WinVest BVI if it receives any portion of the Exchange Fund pursuant to Section 3.02(f), shall be exchanged for that portion of the Aggregate Merger Consideration in accordance with the provisions of Section 3.01.

Section 3.04 Payment of Expenses.

(a) No sooner than five (5) Business Days or later than two (2) Business Days prior to the Closing Date, the Company shall provide to WinVest a written report setting forth a list of all fees and expenses incurred by or on behalf of the Company Signatories in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including: (i) the fees and disbursements of outside counsel to the Company Signatories incurred in connection with the Transactions; and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company Signatories in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, WinVest BVI (as the Surviving Company) shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses unless they have previously been paid. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the equity holders of the Group Companies that are not Company Signatories that were not incurred by or on behalf of the Group Companies that are not Company Signatories.

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(b) No sooner than five (5) Business Days or later than two (2) Business Days prior to the Closing Date, WinVest shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of WinVest or WinVest BVI for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of WinVest or WinVest BVI in connection with the Transactions or otherwise in connection with WinVest’s operations, including (i) all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of WinVest’s initial public offering payable upon consummation of a Business Combination (and the amount and payee of such deferred expenses is set forth on Schedule 3.04(b)), (ii) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, financial printers, proxy solicitors, or other agents or service providers of WinVest or WinVest BVI, and (iii) any other fees, expenses, commissions or other amounts that are expressly allocated to WinVest or WinVest BVI pursuant to this Agreement (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding WinVest Transaction Expenses”). On the Closing Date following the Closing, WinVest BVI (as the Surviving Company) shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding WinVest Transaction Expenses unless they have previously been paid. For the avoidance of doubt, the Outstanding WinVest Transaction Expenses shall not include any fees and expenses of the Sponsor or other equityholders of WinVest that were not incurred by or on behalf of WinVest.

Section 3.05 Earnout.

(a) At the Closing, as part of the Aggregate Merger Consideration, each holder of Company Ordinary Shares shall be entitled to receive the Earnout Rights in accordance with Section 3.01(b)(i) and the Payment Spreadsheet.

(b) Following the Closing, if, at any time during the period commencing on the Closing Date and ending at 11:59 PM Eastern time on December 31, 2026:

(i) The VWAP of the WinVest BVI Ordinary Shares equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Earnout Target”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the First Level Earnout Target, the holders of the Earnout Rights as of the date of such achievement shall be entitled to receive, and WinVest BVI shall cause the issuance to such holders, pro-rata in accordance with their ownership percentage of Earnout Rights, 2,000,000 WinVest BVI Ordinary Shares (the “First Level Earnout Shares”);

(ii) The VWAP of the WinVest BVI Ordinary Shares equals or exceeds $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Earnout Target”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Second Level Earnout Target, the holders of the Earnout Rights as of the date of such achievement shall be entitled to receive, and WinVest BVI shall cause the issuance to such holders, pro-rata in accordance with their ownership percentage of Earnout Rights, 2,000,000 WinVest BVI Ordinary Shares (the “Second Level Earnout Shares”); and

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(iii) The VWAP of the WinVest BVI Ordinary Shares equals or exceeds $20.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Third Level Earnout Target”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Third Level Earnout Target, the holders of the Earnout Rights as of the date of such achievement shall be entitled to receive, and WinVest BVI shall cause the issuance to such holders, pro-rata in accordance with their ownership percentage of Earnout Rights, 2,000,000 WinVest BVI Ordinary Shares (the “Third Level Earnout Shares”).

(c) For the avoidance of doubt, the Earnout Targets may all be satisfied over the same period of Trading Days or any other periods that have overlapping Trading Days, and if each Earnout Target is separately met the Earnout Shares in connection with each such Earnout Target shall be earned and no longer subject to the restrictions set forth in this Section 3.05, and shall be cumulative with the Earnout Shares earned prior to such time.

(d) The Earnout Shares and the Earnout Targets shall automatically be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into WinVest BVI Ordinary Shares), reorganization, recapitalization, reclassification, reissuance, combination, conversion, exchange of shares or other like change with respect to WinVest BVI Ordinary Shares (other than as a result of the Mergers), occurring on or after the Original Execution Date and prior to the time any such Earnout Shares are delivered to the holders of the Earnout Rights.

(e) No fractional WinVest BVI Ordinary Shares shall be issued to a holder of Earnout Rights in connection with the issuance of Earnout Shares in accordance with this Section 3.05, and no certificates for any such fractional shares shall be issued. In the event any holder of Earnout Rights would otherwise be entitled to receive a fraction of a WinVest BVI Ordinary Share, such fractional share shall be rounded to the nearest whole share. WinVest and the Company acknowledge that any such adjustment was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to WinVest BVI that would otherwise be caused by the issuance of fractional shares.

(f) Any issuance of Earnout Shares shall be treated as an adjustment to the Aggregate Merger Consideration by the parties hereto for Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by applicable Law as a result of a “determination” (within the meaning of Section 1313(a) of the Code).

(g) Following the Closing, the Surviving Company and its subsidiaries, including the applicable members of the Company Group, will be entitled to operate their respective businesses based upon their respective business requirements. Each of the Surviving Company and its subsidiaries, including the applicable members of the Company Group, will be permitted, following the Closing, to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on, the share price of the WinVest BVI Ordinary Shares and the ability of the holders of Earnout Rights to earn the Earnout Shares, and no person will have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions.

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Article IV.

REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

Except as set forth in the Company’s disclosure schedule delivered by the Company Signatories in connection with this Agreement (the “Company Disclosure Schedule”), the Company Signatories hereby represent and warrant to WinVest and WinVest BVI as of the Execution Date and as of the Closing as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) Xtribe PLC is a public limited company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Xtribe PLC is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect.

(b) The Company is a BVI business company limited by shares, duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect.

(c) The subsidiaries of Xtribe PLC (other than the Excluded Subsidiary) as of the date of this Agreement are set forth on Section 4.01(b) of the Company Disclosure Schedule (each an “Xtribe Subsidiary” and, collectively, the “Xtribe Subsidiaries”). Each Xtribe Subsidiary is duly organized, registered or incorporated (as applicable) and is validly existing and in good standing under the Laws of its jurisdiction of organization, registration or incorporation. Each Xtribe Subsidiary has the requisite corporate or other organizational power and authority to own, lease and operate its assets and properties and to carry on its business in all material respects as it is now being conducted. Each Xtribe Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect.

Section 4.02 Organizational Documents. The Company Signatories have, prior to the date of this Agreement, made available to WinVest a complete and correct copy of the Governing Documents of each Group Company. Such Governing Documents are in full force and effect and in the case of the copy of the articles of association of Xtribe PLC and the copy of the Company Memorandum and Articles of Association there is attached to it copies of all resolutions and agreements required by applicable Laws to be so attached. No Group Company is in violation any of the provisions of such Group Company’s Governing Documents.

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Section 4.03 Capitalization of Xtribe PLC, the Company and the other Xtribe Subsidiaries.

(a) Section 4.03(a) of the Company Disclosure Schedule sets forth, the number and class of (x) authorized and (y) issued and outstanding shares or other equity securities, as applicable, of each Group Company, the owners of record thereof and the number and class of shares or other equity securities, as applicable, held by each such owner of record, in each case (i) as of the Execution Date and (ii) after giving effect to the Contribution and Sale pursuant to the Pre-Closing Reorganization, all of which are validly issued, fully paid and non-assessable.

(b) Except as set forth in Section 4.03(b) of the Company Disclosure Schedule, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or shares of any Group Company or obligating any Group Company to issue or sell any shares of capital stock of, shares in, or other equity interests in, any Group Company, (ii) no Group Company is a party to, or otherwise bound by, or granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Group Company is a party with respect to the voting or transfer of any of the equity interests or other securities of any Group Company.

(c) There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any shares or other securities of any Group Company.

(d) All outstanding Company Ordinary Shares have been issued in material compliance with (i) applicable securities Laws and other applicable Laws and (ii) any pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(e) Section 4.03(e) of the Company Disclosure Schedule sets forth a list of the name and jurisdiction of incorporation or formation each of the Xtribe Subsidiaries.

(f) All outstanding securities of the Xtribe Subsidiaries (the “Xtribe Subsidiaries Securities”) and Xtribe PLC have been issued in material compliance with (i) applicable securities Laws and other applicable Laws, (ii) any pre-emptive rights and other requirements set forth in applicable contracts to which such Xtribe Subsidiary is a party and (iii) in the case of Xtribe PLC, the pre-emptive rights set forth in the United Kingdom Companies Act 2006.

(g) Except for the Xtribe Subsidiaries Securities, neither Xtribe PLC nor any of the Xtribe Subsidiaries owns any equity securities in, or any interest convertible, exchangeable or exercisable for, any equity securities in, any person. Xtribe PLC is not, in relation to any company or limited liability partnership registered in any part of the United Kingdom, a registrable relevant legal entity within the meaning of Section 790C of the United Kingdom Companies Act 2006.

(h) In respect of Xtribe PLC, and without prejudice to the remainder of this Section 4.03: (i) no shares or other equity interests or securities have been issued, and no transfer of any such shares or other equity interests or securities has been registered, except in accordance with its memorandum and articles of association, and all such transfers of shares and other equity interests or securities have been duly stamped by the United Kingdom HM Revenue & Customs (where applicable); (ii) Xtribe PLC has not at any time purchased, redeemed or repaid any of its own share capital except in compliance in all respects with all applicable Laws, including the United Kingdom Companies Act 2006; (iii) Xtribe PLC has not at any time given any financial assistance in contravention of the United Kingdom Companies Act 2006 or any other applicable Laws; (iv) none of its shares or other equity interests or securities has been, or represents assets which were, the subject of any transaction or arrangement which is capable of being set aside, stayed, reversed or rescinded, avoided or otherwise affected, in whole or in part, under the United Kingdom Insolvency Act 1986 or any other applicable Laws; (v) save as required under Section 7.01, no action has been or is being or will be taken by any person to strike it off the Register of Companies maintained by the Registrar of Companies (England and Wales); (vi) all dividends or distributions declared, made or paid by it (including any transaction forming part of the Pre-Closing Reorganization that constitutes a dividend or distribution) have been declared, made or paid in accordance with its memorandum and articles of association, the United Kingdom Companies Act 2006, and all applicable Laws; (vii) none of the Transactions to which it is a party (including any transaction forming part of the Pre-Closing Reorganization) constitutes a transaction or arrangement (including a transaction at an undervalue as defined in Section 238, or a preference as defined in Section 239, of the United Kingdom Insolvency Act 1986) which is capable of being set aside, stayed, reversed or rescinded, avoided or otherwise affected, in whole or in part, under the United Kingdom Insolvency Act 1986 or any other applicable Laws; and (viii) it was not at any time before and has not and will not become in consequence of any of the Transactions to which it is a party (including any transaction forming part of the Pre-Closing Reorganization) insolvent or unable to pay its debts within the meaning of the United Kingdom Insolvency Act 1986 or any other applicable insolvency legislation.

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Section 4.04 Authority Relative to this Agreement. Each Company Signatory has all necessary power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform all of its respective obligations hereunder and thereunder and, subject in the case of the Company to receiving the Requisite Approval, to consummate the Transactions. The execution and delivery of this Agreement by each Company Signatory, the execution and delivery at or prior to Closing by each Company Signatory of each of the Ancillary Agreements to which it is or will be a party, and the consummation by each Company Signatory of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability proceedings on the part of either Company Signatory are necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions (other than, (a) in the case of the Company with respect to the Acquisition Merger, the Requisite Approval, (b) the filing and recordation of appropriate merger documents as required by the DGCL, and (c) the filing with and registration of the Plans of Merger and other merger filing documents by the Registrar as required by the BVI Companies Act). This Agreement has been, and at the Closing each of the Ancillary Agreements to which the applicable Company Signatory is or is contemplated to be a party will be, duly and validly executed and delivered by the applicable Company Signatory and, assuming the due authorization, execution and delivery by WinVest and WinVest BVI, constitutes, or will at the Closing constitute, a legal, valid and binding obligation of the Company Signatories, enforceable against the Company Signatories in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, or by general equitable principles (collectively, the “Remedies Exceptions”). To the knowledge of the Company Signatories, no other state takeover statute is applicable to the Acquisition Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each of the Ancillary Agreements by the Company Signatories does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the BVI Companies Act and of the consents, approvals, authorizations or permits, filings and notifications set forth in Section 4.05(b), the performance of this Agreement, each of the Ancillary Agreements, and the Transactions by each Group Company will not (i) conflict with or violate the Governing Documents of such Group Company, (ii) result in a material violation of any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, treaty, convention, government directive or other order (“Law”) applicable to the Group Companies or by which any property or asset of the Group Companies is bound or subject to, or (iii) result in any material breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty, or give to others any right of termination, amendment, cancellation or acceleration of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Group Companies pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

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(b) Except as set forth on Section 4.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement and each of the Ancillary Agreements by the Group Companies does not and will not, and the performance of this Agreement and each of the Ancillary Agreements by the Group Companies will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws (“Blue Sky Laws”) and state takeover Laws, (ii)_such filings with and approvals of Nasdaq as may be necessary to permit shares to be issued in accordance with this Agreement to be listed on Nasdaq, (iii) filing and recordation of appropriate merger documents as required by the DGCL, and (iv) the filing with and registration of the Plans of Merger and other merger filing documents by the Registrar as required by the BVI Companies Act.

Section 4.06 Permits; Compliance. The Group Companies are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Group Companies to own, lease and operate their properties and to carry on their business as it is now being conducted (the “Company Permits”). Section 4.06 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Permits. The Group Companies are not in default, breach or violation of any Company Permit in any material respect. The Group Companies are in compliance in all material respects with all Laws applicable to the Group Companies.

Section 4.07 Financial Statements.

(a) Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheet of the Group Companies (other than the Company) as of December 31, 2023 and the related audited consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows of the Group Companies (other than the Company) for the year then ended (collectively, the “2023 Financial Statements”), together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a signed report of the Company’s independent auditor with respect thereto, which report refers to the standards of the PCAOB and is unqualified.

(b) The 2023 Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Acquired Business as at the date thereof and for the period indicated therein (except for notes and normal year-end adjustments the impact of which is not material) and were derived from, and accurately reflect in all material respects, the books and records of the Group Companies or Xtribe PLC, as applicable.

(c) The Required Financials, when delivered by the Company Signatories, shall (i) be true, correct and complete in all material respects, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies (other than Xtribe PLC and the Excluded Subsidiary) as at the date thereof and for the period indicated therein, except as otherwise noted therein.

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(d) (i) No Group Company nor, to the knowledge of the Company Signatories, any director, officer, employee, auditor, accountant or Representative of any Group Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company Signatories, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company, including any such complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of any Group Company’s chief executive officer, chief financial officer, general counsel, board of directors or any committee thereof.

(e) The Group Companies have not identified and have not been advised in writing or, to the knowledge of the Company Signatories, orally, by the Group Companies’ auditors of any fraud or allegation of fraud, that involves management or other employees who have a role in the Group Companies’ internal controls over financial reporting. The Group Companies’ books and records are complete and accurate in all material respects.

Section 4.08 Absence of Certain Changes or Events. Since the date of the Reference Balance Sheet, except as set forth in Section 4.08 of the Company Disclosure Schedule, pursuant to the Pre-Closing Reorganization or as permitted or required by this Agreement, (a) the Group Companies have conducted their businesses, in all material respects, in the ordinary course and in a manner consistent with past practice, taking into account any changes to such practices as may have occurred prior to the Execution Date as a result of Covid-19, including compliance with Covid-19 Measures or as required by applicable Law, and (b) there has not been any Company Material Adverse Effect.

Section 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there is no material litigation, suit, claim, action, proceeding, or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company Signatories, threatened against any Group Company before any Governmental Authority. The Group Companies are not subject to any material continuing order, writ, judgment, injunction, decree, determination or award of, consent decree, settlement agreement or other similar written agreement with any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of each Company Benefit Plan. Each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws. The Company has made available to WinVest copies of all Company Benefit Plan documents and all amendments thereto.

(b) The Group Companies do not have any Company Benefit Plans subject to United States Law.

(c) The Group Companies do not have any Benefits Plans subject to Laws outside of the United States or Italy, other than Benefit Plans sponsored by a non-U.S. government or governmental entity.

(d) Neither the execution and delivery of this Agreement by the Company Signatories nor the consummation of the Transactions (including the Pre-Closing Reorganization or the Acquisition Merger) would (i) result in the acceleration or creation of any rights of any person to payments or benefits or increases in any payments or benefits under any Company Benefit Plan, (ii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any person under any Company Benefit Plan or (iii) result in severance pay or any increase in severance pay upon any termination of employment.

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(e) The Group Companies incorporated under Italian law (i.e. X-Solution S.r.l.) do not maintain or sponsor, contribute to or have any obligation or liability to, any employee pension or welfare benefit plan, multi-employer plan of any kind or stock option or stock grant plan, except for those that are mandatory under Italian law or pursuant to applicable collective labor agreements.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a list of all employees of the Group Companies as of the Execution Date, by name, position, full-time or part-time status, date of hire, location of employment, and an overview of each such person’s compensation, bonuses commissions and/or benefits.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2021, the Group Companies have promptly investigated all employment discrimination and/or sexual harassment allegations, of, or against, any supervisory employee of the Group Companies. The Group Companies have taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment with respect to each such allegation that was determined to have merit.

(c) All employees of the Group Companies incorporated under Italian law (i.e. X-Solution S.r.l.) are, and have been, validly employed in accordance with Italian law, collective labor agreement and individual employment contracts and, except as set forth on Section 4.14(a) of the Company Disclosure Schedule, have complied and are in compliance with all Italian laws relating to labor, employment and its termination, and health and safety at the workplace, including laws relating to wages, salaries and classification levels, hours, overtime, immigration, withholding, unemployment compensation, hiring of disabled persons, use of fixed-term, seasonal or part-time employees, social security contributions, safety at work and employee privacy. All persons classified as independent contractors or consultants of any of the Group Companies satisfy and have at all times satisfied in all material respects the requirements of Italian law to be so classified.

Section 4.12 Real Property; Title to Assets.

(a) None of the Group Companies own or has ever owned any real property or are party to any agreement or option to purchase any real property or interest therein.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which any of the Group Companies leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to WinVest. There are no leases, subleases, concessions or other contracts granting to any person other than the Group Companies the right to use or occupy any real property subject to the Lease Documents and all Leases are in full force and effect, and are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or, to the knowledge of the Company Signatories, event which, with notice or lapse of time, or both, would constitute a material default) by any Group Company or by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

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(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Group Companies to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(d) The Group Companies have legal and valid title to, or, valid leasehold interests or other rights to use, all of their respective properties and assets, tangible and intangible, real, personal and mixed, used or held for use in their businesses, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.

Section 4.13 Intellectual Property; Privacy.

(a) Section 4.13(a) of the Company Disclosure Schedule lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations owned or purported to be owned by the Group Companies. The Group Companies own or have the right to use all Intellectual Property necessary for the conduct of their respective business as currently conducted (the “Company Intellectual Property”), and any Company-Owned IP included in such Company Intellectual Property is not subject to any grounds that might entail compulsory licensing to any third parties, and is presumed valid, effective, and enforceable in accordance with applicable Laws. To the knowledge of the Company Signatories, there are no circumstances which may cause the revocation or forfeiture of any Company Intellectual Property that, in addition, may be freely used by the Group Companies or licensed to any third party under proprietary terms and conditions. One of the Group Companies solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP.

(b) The Group Companies have since January 1, 2021 taken and take commercially reasonable actions to maintain and protect the secrecy, confidentiality and value of their trade secrets and other material Confidential Information. The Group Companies have not disclosed any such trade secrets or other Confidential Information that is material to the business of the Group Companies to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secret or other Confidential Information.

(c) The Company-Owned IP have been - as the case may be - duly registered, filed, granted and/or renewed in compliance with Law (and to the broadest extent permitted by the Law) at or by the competent authority and each of such registrations, filings or grants is in full force and effect. To the knowledge of the Company Signatories, (i) the Company-Owned IP and the use thereof do not violate, misappropriate, or infringe any third parties’ rights nor constitute an unfair competition conduct, (ii) the conduct of the Group Companies’ business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any person; and (iii) no person is infringing, misappropriating, or otherwise violating any Company Intellectual Property. There have been no claims filed with a Governmental Authority and served on any of the Group Companies, or, to the knowledge of the Company Signatories threatened in writing to be filed, against a Group Company by any person (x) contesting the validity, use, ownership, enforceability, patentability, or registrability of any of the Company-Owned IP, or (y) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or offers to license any Intellectual Property from any other person).

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(d) All current and past founders, directors, officers, management, employees, and contractors who have contributed to, developed, or conceived any Company-Owned IP have executed customary written agreements with a Group Company pursuant to which such persons assigned to that Group Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived, or otherwise developed by such person in the course of and related to his, her, or its relationship with the Group Company.

(e) The Group Companies do not use or make available to end users any open source Software in a manner that would (i) grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) require the Group Companies to disclose or distribute the source code owned or purported to be owned by a Group Company.

(f) The Group Companies own, lease, license, or otherwise have the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Group Companies as currently conducted. The Group Companies maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and for the past three years, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. The Group Companies have purchased a sufficient number of seat licenses for their Business Systems.

(g) The Group Companies have all rights, authority, consents and authorizations necessary to receive, access, use, disclose and otherwise process the Personal Information in their possession or under their control in connection with the operation of the business of the Group Companies. The Group Companies have obtained any and all necessary rights, authorizations, and consents to permit the Group Companies’ previous collection, use, transfer, disclosure, and processing of Personal Information in compliance with any applicable Privacy/Data Security Laws.

(h) The Group Companies maintain, and have maintained since January 1, 2021, commercially reasonable and accurate privacy policies, procedures, plans, controls and safeguards regarding the privacy and security of Personal Information that comply with all applicable Privacy/Data Security Law (“Company Privacy Policies”). The Group Companies have made commercially reasonable efforts since January 1, 2021 to materially comply with (i) all applicable Privacy/Data Security Laws, (ii) all Company Privacy Policies, (iii) industry standards to which the Group Companies are legally bound, and (iv) all contractual commitments that the Group Companies have entered into or are otherwise bound with respect to privacy and/or data security of Personal Information and/or Business Data held or processed by or on behalf of the Group Companies (collectively, the “Data Security Requirements”). The Group Companies have implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by or on behalf of the Group Companies, including implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices. The Group Companies have not inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2021, to the Company’s knowledge, the Group Companies have not (x) experienced any data security breaches or incidents of known unauthorized use or disclosure of Personal Information or Business Data held or processed by or on behalf of the Group Companies; (y) received any written notice or complaint or has been charged or accused of any violation of the Company Privacy Policies or Privacy/Data Security Laws; or (z) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements. The Group Companies are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit WinVest BVI or WinVest from receiving, processing, and using Personal Information and Business Data held or processed by or on behalf of the Group Companies in the same manner to which the Group Companies receive, process, and use such Personal Information and Business Data prior to the Closing.

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(i) As required by Privacy/Data Security Laws, the Group Companies have contractually obligated all third-party service providers, vendors, suppliers, subcontractors, outsourcers, processors, or other third parties processing Personal Information on behalf of the Group Companies to: (i) comply with applicable Privacy/Data Security Laws, (ii) provide protection for Personal Information at an equivalent or greater level to which the Group Companies have contractually agreed or disclosed within Company Privacy Policies, (iii) take reasonable steps to protect and secure Personal Information from loss, theft, unauthorized or unlawful processing or other misuse, and (iv) maintain a written information privacy and security program that establishes reasonable and appropriate measures to protect the privacy, operation, confidentiality, integrity and security of all Personal Information against any breach or unauthorized use.

(j) Each Group Company has implemented and maintains a written privacy compliance program that is comprised of appropriate internal processes, policies and controls as required by applicable Privacy/Data Security Laws, including (i) the appointment of data protection officer to govern the administration of the privacy compliance program, (ii) processes to respond to individuals’ requests to exercise their deletion, access, and correction rights under applicable Privacy/Data Security Laws regarding Personal Information, and (iii) the completion and maintenance of required risk privacy impact assessments, data security assessments and any other required privacy compliance program documentation or evidence.

(k) The Group Companies have implemented and maintain a written information security program that is comprised of reasonable and appropriate organizational, physical, administrative and technical safeguards and controls designed to protect the security, confidentiality, integrity and availability of Personal Information and other Business Data against loss, theft, unauthorized access or acquisition, modification, disclosure, corruption or other misuse. Such safeguards and controls are reasonably consistent with (i) industry standards applicable to the industry in which the Group Companies operate, (ii) the Company Privacy Policies, and (iii) any public-facing statement made by the Group Companies related to the processing, privacy or security of Personal Information. The Group Companies designed the written information security program to (x) identify and address internal and external risks to the security, confidentiality, interruption, integrity and availability of Personal Information, (y) implement, monitor and improve the safeguards to control these risks, and (z) maintain breach notification procedures in compliance with applicable Privacy/Data Security Laws.

Section 4.14 Taxes.

(a) Each Group Company: (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that each Group Company is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule; and (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(b) No Group Company (i) has received a notice of a deficiency for any material Taxes which has been proposed, asserted or assessed in writing by any Tax authority that has not been resolved or settled or (ii) has received notice of an audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed in writing, for a Tax period which the statute of limitations for assessments remains open.

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(c) The Group Companies are not a party to, are not bound by, and have no material obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (other than a customary agreement, contract or arrangement the primary purpose of which does not relate to Taxes).

(d) The Group Companies will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(e) The Group Companies have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(f) The Group Companies have not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company or Xtribe PLC was the common parent).

(g) The Group Companies have no material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(h) The Group Companies have not within the last two years distributed stock of another person, or have their stock distributed by another person, in a transaction not contemplated by this Agreement that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) The Group Companies have not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) There are no material Tax Liens upon any assets of the Group Companies except for Permitted Liens.

(k) No Group Company has taken or agreed to take any action, nor does it intend to or plan to take any action, or have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment or the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

(l) Following the Contribution, Xtribe PLC shall not hold any material assets or liabilities other than as necessary to complete the Xtribe PLC Dissolution.

(m) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

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Section 4.15 Environmental Matters. (a) The Group Companies are not, and have not been in the last three (3) years, in violation in any material respect of any applicable Environmental Law; (b) to the knowledge of the Group Companies, there has been no release of Hazardous Substances on, at, to or from any property currently or, during the time of the Group Companies any formerly owned, leased or operated by the Group Companies (including soils and surface and ground waters) in violation in any material respect of any Environmental Law; and (c) the Group Companies have not transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property not owned, operated or leased by the Group Companies, in violation in any material respect of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a material liability to the Group Companies under any Environmental Law.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, by reference to the applicable subsection, as of the date of this Agreement, the following types of contracts and agreements to which any Group Company is a party, excluding for this purpose, any purchase orders submitted by customers on a standard form of purchase order previously made available (such contracts and agreements as are set forth on Section 4.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement involving the receipt by or payment to any Group Company, of an amount exceeding $100,000 per year;

(ii) each contract and agreement with the top 10 customers and suppliers of the Group Companies;

(iii) all agreements and contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Group Companies or income or revenues related to any Product of the Group Companies to which the Group Companies are a party, and all other consulting and management contracts that are not cancelable without penalty or further payment and without more than ninety (90) days’ notice;

(iv) all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of any Group Company;

(v) all contracts and agreements providing for severance, retention, change in control or similar payments;

(vi) all contracts and agreements evidencing indebtedness (or any guaranty therefor) for borrowed money, or granting a Lien on its assets, whether tangible or intangible, to secure any indebtedness in an amount greater than $150,000;

(vii) all contracts and agreements that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by any Group Company of any person or of any business entity or division or business of any person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such person or by any other manner);

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(viii) all partnership, joint venture, profits sharing or similar agreements that are material to the business of the Group Companies;

(ix) all contracts and agreements with any Governmental Authority to which any Group Company is a party, other than any Company Permits;

(x) all contracts and agreements that limit, or purport to limit, the ability of the Group Companies to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person;

(xi) all contracts and agreements pursuant to which any Group Company leases or is a lessor of any real property;

(xii) all contracts or agreements to use any Company-Licensed IP, (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $100,000);

(xiii) all contracts which involve the license or grant of rights to Company-Owned IP by the Group Companies, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to end users according to the Group Companies’ standard terms in the ordinary course of business consistent with past practice;

(xiv) all contracts involving use, license or grant of any rights to any material Company Intellectual Property; and

(xv) any commitment to enter into any contract or agreement of the type described in clauses (i) – (xvi) of this Section 4.16(a).

(b) (i) Each Material Contract is a legal, valid and binding obligation of the respective Group Company and, to the knowledge of the Company Signatories, the other parties thereto, and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and the respective Group Company is not in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the knowledge of the Company Signatories, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Group Companies have not received any written, or to the knowledge of the Company Signatories, oral claim of default under any such Material Contract. The Company Signatories have furnished or made available to WinVest or its legal advisors true, correct and complete copies of all Material Contracts without redaction, including all modifications, amendments and supplements thereto.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Group Companies are insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, and the principal insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not reasonably be expected to be material to the Group Companies taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Group Companies are not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) none of the Group Companies’ insurers has threatened in writing, or to the knowledge of the Company Signatories, orally to terminate or materially modify any policy; and (iv) to the knowledge the Company Signatories, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

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Section 4.18 Board Approval; Vote Required. The Xtribe Board, by resolutions duly adopted in compliance with Xtribe PLC’s articles of association, either by unanimous vote of those voting at a quorate meeting duly called and held or by unanimous written consent, and in either case not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the other Transaction Documents to which Xtribe PLC is a party, including the Pre-Closing Reorganization Documents, are advisable and fair to and in the best interests of Xtribe PLC and its stockholders, (b) resolved that, having considered the transactions contemplated by this Agreement and the other Transaction Documents to which Xtribe PLC is a party, including the Pre-Closing Reorganization Documents, and the matters referred to in Section 172 of the United Kingdom Companies Act 2006, they considered, in good faith, that the transactions contemplated by this Agreement and the other Transaction Documents and this Agreement would be most likely to promote the success of Xtribe PLC for the benefit of its members as a whole having regard to all relevant factors, including those listed in Section 172 of the United Kingdom Companies Act 2006, and (c) approved this Agreement and the other Transaction Documents to which Xtribe PLC is a party, including the Pre-Closing Reorganization Documents, and declared their advisability. The Company Board has unanimously (a) declared that the transactions contemplated by this Agreement and the other Transaction Documents, including the Acquisition Merger and the Pre-Closing Reorganization, and this Agreement are in the best interests of the Company, (b) approved and authorized the transactions contemplated by this Agreement and the other Transaction Documents, including the Acquisition Merger and the Pre-Closing Reorganization, this Agreement and the other Transaction Documents, in each case, on the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents; (c) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party; and (d) directed that this Agreement and the Second Plan of Merger be submitted to the shareholders of the Company (after giving effect to the Sale) for approval in accordance with the terms hereof and recommended that such shareholders adopt and authorize this Agreement and the Second Plan of Merger. The Requisite Approval is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Transactions. No vote of or approval by the holders of any class or series of capital stock (including shares) of Xtribe PLC, whether under Chapter 4 of Part 10 of the United Kingdom Companies Act 2006 or otherwise, is necessary for Xtribe PLC validly to adopt this Agreement and the other Transaction Documents to which it is a party, including the Pre-Closing Reorganization, and approve the Transactions.

Section 4.19 Interested Party Transactions. Except as set forth on Section 4.19 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Group Companies, to the knowledge of the Company Signatories, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Group Companies furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Group Companies, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Group Companies, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.19.

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Section 4.20 Brokers. Except as set forth on Section 4.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Group Companies.

Section 4.21 Sufficiency of Assets. The assets owned, leased or licensed by the Group Companies as of the Execution Date constitutes, and immediately following the Acquisition Merger Effective Time will constitute, all of the assets necessary and sufficient to operate the Acquired Business in substantially the same manner as conducted by the Group Companies prior to the Execution Date. Except as set forth on Exhibit A-2 and Exhibit B-2 of the Contribution and Reorganization Agreement, all of the rights, business, assets, and properties of Xtribe PLC and its subsidiaries immediately prior to the Pre-Closing Reorganization will be the rights, business, assets, and properties of the Company and its subsidiaries immediately following the Pre-Closing Reorganization.

Section 4.22 Proxy Statement. None of the information relating to Xtribe PLC or the Xtribe Subsidiaries supplied or to be supplied by Xtribe PLC, or by any other person acting on behalf of Xtribe PLC, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to WinVest stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.23 Anti-Corruption Compliance; Certain Business Practices. Each Group Company and each of its respective directors and officers, and, to the knowledge of the Company Signatories, its employees have since January 1, 2021 complied in all material respects with the provisions of Anti-Corruption Laws. No Group Company or its respective directors and officers, nor, to the knowledge of the Company Signatories, employees of any Group Company, has in violation of any Anti-Corruption Laws: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns; or (c) made any payment that would constitute a bribe, kickback or illegal or improper payment to assist any Group Company in obtaining or retaining business for, or with, or directing business to, any person, or in securing any improper advantage.

Section 4.24 Sanctions and Export Control Compliance.

(a) Each Group Company, and its respective officers and directors, and to the knowledge of the Company Signatories, its respective employees, have at all times complied in all material respects with all applicable Sanctions. No Group Company, nor any of its respective directors or officers, nor, to the knowledge of the Company Signatories, any of its respective employees: (i) has been or is a Sanctioned Person; (ii) has been or is owned or controlled by a Sanctioned Person; (iii) has maintained or maintains any offices, branches, operations, assets, investments, or employees in any Sanctioned Country; (iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country; (v) has received from any Governmental Authority or any other person any written notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Sanctions; or (vi) made any voluntary or involuntary disclosure to a Governmental Authority regarding an actual or alleged violation of Sanctions.

(b) Each Group Company, and each of its respective directors and officers, and to the knowledge of the Company Signatories, its employees, has complied in all material respects with Export Control Laws. No Group Company or its respective directors or officers, nor, to the knowledge of the Company Signatories, any of its employees: (i) has received from any Governmental Authority or any other person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Export Control Laws; or (ii) made any voluntary or involuntary disclosure to a Governmental Authority regarding an actual or alleged violation of Export Control Laws.

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Section 4.25 Xtribe Private Placement Investment Amount; Xtribe Subscription Agreements. As of the Closing Date, Xtribe PLC or the Company has delivered to WinVest and WinVest BVI true, correct and complete copies of each of the Xtribe Subscription Agreements (including any side letters or addendums thereto) that have been executed on or prior to such date pursuant to which the subscribers party thereto have committed, subject to the terms and conditions therein, to purchase Company Ordinary Shares in accordance with Section 6.01(b) of the Company Disclosure Schedule. Each of the Xtribe Subscription Agreements are in full force and effect and are legal, valid and binding upon Xtribe PLC or the Company (as applicable), enforceable against Xtribe PLC or the Company (as applicable) in accordance with their terms (subject to the Remedies Exceptions). None of the Xtribe Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder, and to the knowledge of the Company Signatories, no such withdrawal, termination, amendment or modification is contemplated, and, to the knowledge of the Company Signatories, the commitments contained in the Xtribe Subscription Agreements have not been withdrawn, terminated or rescinded by the subscribers party thereto in any respect. Each of Xtribe PLC and the Company has complied in all material respects with all of its obligations under the Xtribe Subscription Agreements. To the knowledge of the Company Signatories, there are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Xtribe Subscription Agreements, other than as expressly set forth in such Xtribe Subscription Agreements.

Section 4.26 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or any Ancillary Agreements, the Company Signatories hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Group Companies, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to WinVest, its affiliates or any of their respective Representatives by, or on behalf of, Group Companies, and any such representations or warranties are expressly disclaimed and none of WinVest or WinVest BVI shall have any claim with respect to their purported use of, or reliance on, any such representations and warranties. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company Signatories nor any other person on their behalf has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to WinVest, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Group Companies (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to WinVest, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

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Article V.

REPRESENTATIONS AND WARRANTIES OF WinVest AND WINVEST BVI

Except as set forth in WinVest’s disclosure schedule delivered by WinVest in connection with this Agreement (the “WinVest Disclosure Schedule”), each of WinVest and WinVest BVI hereby represents and warrants to the Company, as of the Execution Date and as of the Closing, as follows:

Section 5.01 Organization and Qualification; Subsidiaries.

(a) WinVest is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) WinVest BVI is a BVI business company limited by shares, duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Prior to the Reincorporation Merger Effective Time, WinVest BVI is a wholly owned subsidiary of WinVest.

(c) Each of WinVest and WinVest BVI are duly qualified or licensed as a foreign corporation or company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate be reasonably expected to have a WinVest Material Adverse Effect.

(d) As of the Closing, WinVest BVI will be the only surviving entity of WinVest. As of the Closing and except for WinVest BVI, WinVest will not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Organizational Documents. Each of WinVest and WinVest BVI has prior to the date of this Agreement provided to the Company a complete and correct copy of the WinVest Organizational Documents and the WinVest BVI Constitutional Documents, each as amended to date, and each of which is in full force and effect. None of WinVest or WinVest BVI is in violation of any of the provisions of the WinVest Organizational Documents or the WinVest BVI Constitutional Documents, as applicable.

Section 5.03 Capitalization of WinVest and WinVest BVI.

(a) The authorized capital stock of WinVest consists of (i) 100,000,000 shares of WinVest Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 (the “WinVest Preferred Stock”). As of immediately prior to the Reincorporation Merger Effective Time, and except as otherwise modified with the Company Signatories’ consent pursuant to Section 6.02(d), (x) 3,367,333 shares of WinVest Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, and (y) no shares of WinVest are held in the treasury of WinVest. As of the date of this Agreement, there are no shares of WinVest Preferred Stock issued and outstanding.

(b) All outstanding WinVest BVI Ordinary Shares have been duly authorized, validly issued and are not subject to preemptive rights, and are held by WinVest free and clear of all Liens, other than transfer restrictions and Liens under applicable securities Laws and the WinVest BVI Constitutional Documents.

(c) All outstanding shares of WinVest Common Stock have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the WinVest Organizational Documents.

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(d) The Closing Share Consideration being issued by WinVest BVI pursuant to the Acquisition Merger and any WinVest BVI Ordinary Shares issued pursuant to the Earnout Rights will, in each case when duly recorded on WinVest BVI’s register of members, be duly and validly issued, fully paid and nonassessable, and each such share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions and Liens under applicable securities Laws and the WinVest BVI Constitutional Documents and the Registration Rights Agreement and the Lock-Up Agreement. The Aggregate Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued pursuant to the WinVest Subscription Agreements or except as set forth in Section 5.03(e) of the WinVest Disclosure Schedule, WinVest has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of WinVest or obligating WinVest to issue or sell any shares of capital stock of, or other equity interests in, WinVest. All shares of WinVest Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither WinVest nor any subsidiary of WinVest is a party to, or otherwise bound by, and neither WinVest nor any subsidiary of WinVest has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth in Section 5.03(e) of the WinVest Disclosure Schedule, WinVest is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of WinVest Common Stock or any of the equity interests or other securities of WinVest or any of its subsidiaries. Except for the Redemption Rights, there are no outstanding contractual obligations of WinVest to repurchase, redeem or otherwise acquire any shares of WinVest Common Stock. There are no outstanding contractual obligations of WinVest to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to this Agreement. Each of WinVest and WinVest BVI have all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which WinVest or WinVest BVI (as applicable) are or will be a party, to perform its obligations hereunder and thereunder and, subject to receiving the WinVest Required Vote, to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Agreement to which each of WinVest and WinVest BVI is, or is contemplated to be, a party and the consummation by each of WinVest and WinVest BVI of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of WinVest or WinVest BVI are necessary to authorize this Agreement, any Ancillary Agreement or to consummate the Transactions (other than (a) with respect to the Mergers, the WinVest Required Vote, (b) the filing and recordation of appropriate merger documents as required by the DGCL, (c) the filing with and registration of the Plans of Merger and other merger filing documents by the Registrar as required by the BVI Companies Act, and (d) with respect to the issuance of WinVest BVI Ordinary Shares comprising the Aggregate Merger Consideration, the due registration of such WinVest BVI Ordinary Shares in WinVest BVI’s register of members). This Agreement and each Ancillary Agreement has been, or shall be when delivered, duly and validly executed and delivered by WinVest and WinVest BVI (as applicable) and, assuming due authorization, execution and delivery by each of the Company Signatories, constitutes a legal, valid and binding obligation of WinVest and WinVest BVI (as applicable), enforceable against WinVest or WinVest BVI in accordance with its terms, subject to the Remedies Exceptions.

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Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of WinVest and WinVest BVI do not, and the performance of this Agreement by each of WinVest and WinVest BVI will not, (i) conflict with or violate the WinVest Organizational Documents or the WinVest BVI Constitutional Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of WinVest or WinVest BVI s or by which any of their property or assets is bound or subject to, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of WinVest or WinVest BVI pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of WinVest, or WinVest BVI is a party or by which WinVest or WinVest BVI or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a WinVest Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of WinVest and WinVest BVI do not, and the performance of this Agreement by each of WinVest and WinVest BVI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, and filing and recordation of appropriate merger documents as required by the DGCL and the BVI Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, create any liability for WinVest or WinVest BVI, prevent or materially delay consummation of any of the Transactions or otherwise prevent WinVest or WinVest BVI from performing its material obligations under this Agreement.

Section 5.06 Permits; Compliance. Neither WinVest nor WinVest BVI are or have been in conflict with, or in default, breach or violation, in each case, in any material respect, of, (a) any Law applicable to WinVest or WinVest BVI or by which any property or asset of WinVest or WinVest BVI are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which WinVest or WinVest BVI are a party or by which WinVest or WinVest BVI or any property or asset of WinVest or WinVest BVI are bound. Each of WinVest and WinVest BVI is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for WinVest or WinVest BVI, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley. Except as otherwise disclosed or identified in the WinVest SEC Reports filed with or furnished to the SEC prior to the Execution Date:

(a) Except as set forth on Section 5.07(a) of the WinVest Disclosure Schedule, WinVest has filed on a timely basis (giving effect to any permitted extensions of time for filing that were properly and timely requested) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “WinVest SEC Reports”). WinVest has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by WinVest with the SEC to all agreements, documents and other instruments that previously had been filed by WinVest with the SEC and are currently in effect. As of their respective dates, the WinVest SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(b) Each of the financial statements (including, in each case, any notes thereto) contained in the WinVest SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, as at the respective date thereof and throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of WinVest as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate have, a WinVest Material Adverse Effect). WinVest has no off-balance sheet arrangements that are not disclosed in the WinVest SEC Reports. No financial statements other than those of WinVest are required by GAAP to be included in the consolidated financial statements of WinVest.

(c) Except as and to the extent set forth in the WinVest SEC Reports, neither WinVest nor WinVest BVI have any liability or obligation of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations arising in the ordinary course of WinVest’s and WinVest BVI’s businesses after December 31, 2023; (ii) the Outstanding WinVest Transaction Expenses, (iii) obligations incurred pursuant to this Agreement or Ancillary Documents or otherwise required or necessary in connection with the Transactions; or (iv) as set forth on Section 5.7(c) of the WinVest Disclosure Schedule.

(d) WinVest has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to WinVest and other material information required to be disclosed by WinVest in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to WinVest’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) There are no outstanding loans or other extensions of credit made by WinVest to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of WinVest. WinVest has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither WinVest (including any employee thereof) nor WinVest’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by WinVest that has not been remediated, (ii) any fraud, whether or not material, that involves WinVest’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by WinVest or (iii) any claim or allegation regarding any of the foregoing.

(g) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the WinVest SEC Reports. To the knowledge of WinVest, none of the WinVest SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Litigation. There is no Action pending or, to the knowledge of WinVest, threatened against WinVest before any Governmental Authority. WinVest is not subject to any material continuing order, writ, judgment, injunction, decree, determination or award of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority.

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Section 5.09 Board Approval; Vote Required.

(a) The WinVest Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to and in the best interests of WinVest, WinVest BVI and their respective equity holders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that the stockholders of WinVest approve and adopt this Agreement and the Mergers, and directed that this Agreement and the Mergers, be submitted for consideration by the stockholders of WinVest at the WinVest Stockholders’ Meeting. WinVest, in its capacity as the sole shareholder of WinVest BVI, has or will have as of the Closing duly (x) determined that this Agreement and the transactions contemplated by this Agreement, including WinVest BVI (as applicable), are fair to and in the best interests of WinVest BVI and their respective equity holders, (y) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, and (z) approved and adopted this Agreement and the Mergers (as applicable).

(b) The only vote of the holders of any class or series of capital stock of WinVest necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of WinVest Common Stock (the “WinVest Required Vote”).

(c) The only vote of the holders of any class or series of securities of WinVest BVI necessary to approve this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement is the affirmative vote of WinVest, the sole holder of outstanding WinVest BVI Ordinary Shares.

Section 5.10 Prior Operations. Except as otherwise disclosed or identified in the WinVest SEC Reports filed with or furnished to the SEC prior to the Execution Date, or as otherwise provided hereunder or under the Ancillary Agreements:

(a) WinVest was formed solely for the purpose of completing a business combination in accordance with the terms of WinVest Organizational Documents and, since its incorporation, has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incurred in connection with such purpose.

(b) WinVest BVI was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, since their incorporation, have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incurred in connection with this Agreement.

(c) WinVest BVI is not a party to or bound by any contract, and such entities will have no assets, liabilities or obligations at all times prior to the Mergers.

Section 5.11 Brokers. Except as set forth on Section 5.11 of the WinVest Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of WinVest or WinVest BVI.

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Section 5.12 WinVest Trust Fund. As of the close of business one Business Day prior to the date of this Agreement, WinVest has no less than $ 5,700,000 in the trust fund established by WinVest for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Continental Stock Transfer & Trust Company (the “Trust Account”). As of the Execution Date, the monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 14, 2021, between WinVest and the Trustee, as amended by (i) that certain Amendment, dated June 16, 2023, and (ii) that certain Amendment, dated December 14, 2023, and (iii) that certain Amendment, dated June 13, 2024 (the “Trust Agreement”). As of the Execution Date, the Trust Agreement has not been amended or modified (other than as set forth above) and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. Except as set forth on Section 5.12 of the WinVest Disclosure Schedule, WinVest has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by WinVest or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between WinVest and the Trustee or any other person that would cause the description of the Trust Agreement in the WinVest SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of WinVest, that would entitle any person (other than stockholders of WinVest who shall have elected to redeem their shares of WinVest Common Stock pursuant to the WinVest Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (a) to pay income or other Taxes of WinVest from any interest income earned in the Trust Account; and (b) upon the exercise of Redemption Rights in accordance with the provisions of the WinVest Organizational Documents. There are no Actions pending or, to the knowledge of WinVest, threatened in writing with respect to the Trust Account. Upon consummation of the Acquisition Merger and notice thereof to the Trustee pursuant to the Trust Agreement, WinVest shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to WinVest as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of WinVest due and owing or incurred at or prior to the Acquisition Merger Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of WinVest who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to WinVest in connection with its efforts to effect the Merger. Assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, WinVest has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to WinVest at the Acquisition Merger Effective Time.

Section 5.13 Taxes.

(a) WinVest and WinVest BVI (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that WinVest or WinVest BVI are otherwise obligated to pay; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of WinVest, for any material Taxes of WinVest that have not been paid, whether or not shown as being due on any Tax Return.

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(b) None of WinVest or WinVest BVI (i) have received a notice of a deficiency for any material Taxes which has been proposed, asserted or assessed in writing by any Tax authority that has not been resolved or settled or (ii) have received notice of an audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed in writing, for a Tax period which the statute of limitations for assessments remains open.

(c) None of WinVest or WinVest BVI are a party to, are bound by or have a material obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (other than a customary agreement, contract or arrangement the primary purpose of which does not relate to Taxes) and which is not entered into with any affiliate or direct or indirect owner of WinVest.

(d) None of WinVest or WinVest BVI will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(e) WinVest and WinVest BVI have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(f) WinVest has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(g) None of WinVest or WinVest BVI have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(h) None of WinVest or WinVest BVI have within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i) None of WinVest or WinVest BVI has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) There are no material Tax Liens upon any assets of WinVest or WinVest BVI except for Permitted Liens.

(k) Neither WinVest nor WinVest BVI have taken or agreed to take any action, nor do they intend to or plan to take any action, or have any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment or the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

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Section 5.14 Listing. The issued and outstanding WinVest Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “WINV”. WinVest is in compliance in all material respects with the rules of Nasdaq and there is no Action pending or, to the knowledge of WinVest, threatened against WinVest by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the WinVest Common Stock or terminate the listing of WinVest on the Nasdaq Capital Market. None of WinVest or any of its affiliates has taken any action in an attempt to terminate the registration of the WinVest Common Stock under the Exchange Act.

Section 5.15 WinVest’s and WinVest BVI’s Investigation and Reliance. Each of WinVest and WinVest BVI are a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by WinVest and WinVest BVI together with expert advisors, including legal counsel, that they have engaged for such purpose. WinVest, WinVest BVI and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. None of WinVest or WinVest BVI are relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or any Ancillary Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives are making any representation to WinVest, WinVest BVI or any of their respective stockholders, affiliates or Representatives by virtue of any information, documents or materials made available to WinVest or WinVest BVI or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company. Nothing in this Section 5.15 shall limit any claim or remedy of WinVest or its affiliates in the event of Fraud.

Section 5.16 Investment Company Act. None of WinVest or WinVest BVI are an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17 Takeover Statutes and Charter Provisions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to WinVest or WinVest BVI in connection with this Agreement, the Acquisition Merger, the issuance of WinVest BVI Ordinary Shares or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which WinVest or WinVest BVI are subject, party or otherwise bound.

Section 5.18 WinVest PIPE Investment Amount; WinVest Subscription Agreements. As of the Closing Date, WinVest has delivered to the Company true, correct and complete copies of each of the WinVest Subscription Agreements (including any side letters or addendums thereto) that have been executed on or prior to such date pursuant to which the subscribers party thereto have committed, subject to the terms and conditions therein, to purchase WinVest BVI Ordinary Shares in accordance with Section 6.02 of the Company Disclosure Schedule. Each of the WinVest Subscription Agreements are in full force and effect and are legal, valid and binding upon WinVest BVI, enforceable against WinVest BVI in accordance with their terms (subject to the Remedies Exceptions). None of the WinVest Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder, and to the knowledge of WinVest, no such withdrawal, termination, amendment or modification is contemplated, and, to the knowledge of WinVest, the commitments contained in the WinVest Subscription Agreements have not been withdrawn, terminated or rescinded by the subscribers party thereto in any respect. WinVest has complied in all material respects with all of its obligations under the WinVest Subscription Agreements. To the knowledge of WinVest, there are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the WinVest Subscription Agreements, other than as expressly set forth in such WinVest Subscription Agreements.

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Section 5.19 WinVest BVI. WinVest BVI (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement, and (b) is a direct wholly owned subsidiary of WinVest.

Article VI.

CONDUCT OF BUSINESS PENDING THE Acquisition MERGER

Section 6.01 Conduct of Business by the Company Pending the Acquisition Merger.

(a) The Company Signatories agree that, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01(b) of the Company Disclosure Schedule, (3) to the extent required to accomplish the Pre-Closing Reorganization or (4) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority or (y) any COVID-19 Measures), unless WinVest shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed) the Company Signatories shall, and shall cause the other Group Companies to (i) conduct their respective business, in all material respects, in the ordinary course of business and in accordance with applicable Law; and (ii) the Company Signatories shall use commercially reasonable efforts to preserve substantially intact the business organization of the Group Companies, taken as a whole, to keep available the services of their respective officers and key employees, and to preserve the current relationships of the Group Companies with its customers, suppliers, creditors, licensees, and other business relations of the Group Companies, taken as a whole.

(b) Without limiting the generality of Section 6.01(a), except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01(b) of the Company Disclosure Schedule, (3) to the extent required in connection with the consummation of the Pre-Closing Reorganization in accordance with this Agreement or (4) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority or (y) COVID-19 Measures), the Company Signatories shall not, and shall cause each Group Company not to, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of WinVest (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change the Governing Documents of any Group Company;

(ii) form or create any subsidiaries;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of capital stock of any Group Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of any Group Company;

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(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or any Group Company’s capital stock or other equity interests;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its or any Group Company’s capital stock;

(vi) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vii) other than indebtedness incurred to third parties on arms-length terms for the purposes of paying any Company Pre-Closing Fee or expenses of the Transactions and approved by WinVest in writing (which approval shall not be unreasonably withheld, conditioned or delayed), (A) incur any indebtedness for borrowed money, (B) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Group Company, (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, (D) make any loans, advances, or capital contributions to, or investments in any other person other than any entity that is a Group Company, (E) grant any security interest in any material Group Company assets, or (F) enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(viii) (A) grant any increase in the compensation or benefits payable or to become payable to any current or former director, officer, employee or consultant of any Group Company, (B) amend any existing contract or agreement with, or terminate or enter into any severance or termination agreement with, or grant any change of control or retention payments or benefits to, in each case, any current or former director, officer, or employee of any Group Company whose base compensation would exceed, on an annualized basis, $200,000, (C) grant any severance or termination pay to any director, officer, or other employee of any Group Company, other than as required by Law or pursuant to any existing plan, (D) take any action that will result in the acceleration of vesting or payment timing or requirement for funding of any compensation or benefits to any current or former director, officer, employee or consultant of any Group Company, or (E) hire or otherwise enter into any new contract, agreement, or arrangement with any person whose base compensation would exceed, on an annualized basis, $200,000;

(ix) voluntarily recognize a labor union or similar organization or enter into a collective bargaining agreement or other labor union contract;

(x) adopt any material plans, policies, programs, arrangements or agreements providing for bonus, equity compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick paid and vacation and other material employee benefit plan, program or arrangement, which, in each case, are maintained, contributed to or sponsored by any Group Company for the benefit of any current or former employee, officer, director and/or individual consultant, or under which any Group Company has or would reasonably be expected to incur any material liability (contingent or otherwise), other than in the ordinary course of business;

(xi) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

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(xii) modify its cash management practices in any material respect, including the delay of the payment of any accounts payable or accelerating the collection of (or discount of) any accounts or notes receivable, in each case, other than in the ordinary course of business;

(xiii) except in the ordinary course of business consistent with past practice, make any income tax election or other material tax election, change any material method of tax accounting, amend any income Tax Return or other material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability, in each case, that could reasonably be expected to have an adverse and material impact on any Group Company;

(xiv) liquidate, dissolve, reorganize, restructure, recapitalize or otherwise wind up the business and operations of any Group Company;

(xv) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract, in each case other than in the ordinary course of business or in a manner that is materially adverse to the Group Companies, taken as a whole;

(xvi) permit any material item of Company Intellectual Property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Intellectual Property;

(xvii) sell, lease, license, sublicense, assign, pledge, transfer, otherwise dispose of, or subject to any Lien (other than Permitted Liens) any material property or material assets owned by any Group Company, including any Company Intellectual Property, other than in the ordinary course of business;

(xviii) acquire any fee interest in real property;

(xix) commence, waive, release, compromise, settle or satisfy any pending or threatened material claim or litigation;

(xx) enter into any material new line of business outside of the business currently conducted by the Company Group; or

(xxi) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.02 Conduct of Business by WinVest and WinVest BVI Pending the Acquisition Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various WinVest Subscription Agreements and consummating the WinVest PIPE Investments), set forth on Section 6.02 of the WinVest Disclosure Schedule, or required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority or (y) any COVID-19 Measures) or as reasonably required in connection with effecting an extension of the time period for WinVest to consummate a business combination, WinVest agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Acquisition Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of WinVest and WinVest BVI shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various WinVest Subscription Agreements, consummating the WinVest PIPE Investments, and effecting an extension of the time period for WinVest to consummate a business combination), as set forth on Section 6.02 of the WinVest Disclosure Schedule, or as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority or (y) any COVID-19 Measures), neither WinVest nor WinVest BVI shall, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the WinVest Organizational Documents or the WinVest BVI Constitutional Documents or form any subsidiary of WinVest other than WinVest BVI;

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(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests, other than redemptions from the Trust Fund which are required pursuant to the WinVest Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the WinVest Common Stock, except for redemptions from the Trust Fund which are required pursuant to the WinVest Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of any class of or capital stock of any WinVest or WinVest BVI, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of or such capital stock, or any other ownership interest (including any phantom interest), of any of WinVest or WinVest BVI;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of WinVest or WinVest BVI, as applicable, make any loans, advances, or capital contributions to, or investments in any other person, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(g) (A) grant any increase in the compensation or benefits payable or to become payable to any current or former director, officer, employee or consultant of WinVest or WinVest BVI, (B) amend any existing contract or agreement with, or terminate or enter into any severance or termination agreement with, or grant any change of control or retention payments or benefits to, in each case, any current or former director, officer or employee of WinVest or WinVest BVI, (C) grant any severance or termination pay to any director, officer, or other employee of WinVest or WinVest BVI, other than as required by Law, (D) take any action that will result in the acceleration of vesting or payment timing or requirement for funding of any compensation or benefits to any current or former director, officer, employee or consultant of WinVest or WinVest BVI, or (E) hire or otherwise enter into any new contract, agreement, or arrangement with any person;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

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(i) except in the ordinary course of business consistent with past practice, make any income tax election or other material tax election, change any material method of tax accounting, amend any income Tax Return or other material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability, in each case, that could reasonably be expected to have an adverse and material impact on WinVest or WinVest BVI;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of WinVest or WinVest BVI;

(k) amend the Trust Agreement or any other agreement related to the Trust Account;

(l) enter into, renew or amend in any material respect any transaction, agreement arrangement or understanding with any (i) present or former executive officer or director of WinVest or WinVest BVI, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of WinVest or (iii) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing;

(m) carry out any activity other than for the purposes of consummating the Transactions;

(n) commence, waive, release, compromise, settle or satisfy any pending or threatened material claim or litigation; or

(o) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.03 Claims Against Trust Account. The Company Signatories acknowledge that WinVest is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company Signatories have read WinVest’s final prospectus and other WinVest SEC Reports, the WinVest Organizational Documents and understands that WinVest has established the Trust Account described therein for the benefit of WinVest’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company Signatories further acknowledge and agree that WinVest’s sole assets consist of the cash proceeds of WinVest’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company Signatories further acknowledge that, if the Acquisition Merger and the other Transactions are not consummated by December 17, 2024 or such later date as approved by the shareholders of WinVest to complete a business combination, WinVest will be obligated to return to its stockholders the amounts being held in the Trust Account. The Company Signatories (on behalf of themselves and their affiliates they have authority to bind) agree that, notwithstanding any other provision contained in this Agreement, neither Company Signatory now has, and shall not at any time prior to the Acquisition Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between any Group Company on the one hand, and WinVest on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company Signatories (on behalf of themselves and their affiliates they have authority to bind) hereby irrevocably waive any Claim they may have, now or in the future and will not seek recourse against the Trust Fund, any trustee of the Trust Account or WinVest or its affiliates in respect of such Claims; provided, however, that the foregoing waiver will not limit or prohibit the Company Signatories from pursuing a claim against WinVest, WinVest BVI or any other person for legal relief against monies or other assets of WinVest or WinVest BVI held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for damages for breach of this Agreement against WinVest or WinVest BVI if this Agreement is terminated and WinVest consummates a business combination transaction with another person. In the event that any Company Signatory or any of their affiliates it has the power to bind commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, WinVest shall be entitled to recover from the Company Signatories and their affiliates it has the power to bind the associated reasonable legal fees and costs in connection with any such action if WinVest prevails in such action or proceeding. The Company Signatories agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by WinVest and its affiliates to induce WinVest to enter in this Agreement, and the Company Signatories further intend and understand such waiver to be valid, binding and enforceable against each Company Signatory and each of its affiliates it has the power to bind under applicable Law. This Section 6.03 shall survive the termination of this Agreement for any reason.

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Section 6.04 WinVest Extension. At all times prior to the earlier to occur of the Closing Date or the earlier termination of this Agreement pursuant to Article IX, so long as (x) no Terminating Company Breach has occurred and is in effect and (y) the consummation of the Transactions has not been permanently enjoined or prohibited by the terms of a final Order (or an Order that is reasonably likely to become final) or a statute, rule or regulation, WinVest shall use commercially reasonable efforts to extend the time period for WinVest to consummate the Transactions under the WinVest Organizational Documents. WinVest shall not be required to extend the time period for WinVest to consummate a business combination beyond December 17, 2024. Except as otherwise agreed by the parties in writing and so long as (x) neither WinVest nor WinVest BVI have materially breached any representation, warranty, covenant or agreement on the part of WinVest or WinVest BVI set forth in this Agreement, such that the conditions specified in Section 8.03(a) or Section 8.03(b) would not be satisfied at the Closing, and (y) this Agreement has not been terminated by either party pursuant to Section 9.01, any Company Pre-Closing Fees incurred after the Original Execution Date through Closing shall be paid by the Company promptly following its receipt of an invoice therefor and all other Company Pre-Closing Fees shall be paid at Closing.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01 Pre-Closing Reorganization.

(a) As promptly as practicable after the date hereof, and in any event, no more than forty five (45) days after the date hereof (or such later date as may be agreed between the parties), the Company Signatories shall (i) consummate the Securities Conversion, (ii) thereafter consummate the Contribution, and (iii) thereafter consummate the Sale, and shall cause the Group Companies to, take all actions necessary or appropriate to accomplish the Pre-Closing Reorganization. Following the Pre-Closing Reorganization, the Company Signatories shall, and shall cause the Group Companies to, take all actions necessary or appropriate to accomplish the Xtribe PLC Dissolution as promptly as practicable.

(b) The Company Signatories shall:

(i) ensure, and cause the Board of Directors of Xtribe PLC to ensure, that at no time after the date of closing of the Sale shall Xtribe PLC (A) take any action that might prevent the Application for Strike Off from being made (including any action set out in Section 1004 or 1005 of the United Kingdom Companies Act 2006), (B) take any action that might require the Application for Strike Off to be withdrawn (including any action set out in Section 1009 of the United Kingdom Companies Act 2006), or (C) take or omit to take any action that could reasonably be expected to cause any objection to the Application for Strike Off by any interested party to be successful;

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(ii) ensure that Xtribe PLC and the members of the Board of Directors of Xtribe PLC comply in all respects with their obligations under Sections 1006 and 1007 of the United Kingdom Companies Act 2006 in relation to the Application for Strike Off; and

(iii) cause the members of the Board of Directors of Xtribe PLC to submit, duly signed and completed, to the Registrar of Companies (England and Wales) all documents required to make the Application for Strike Off no later than four months after the date of closing of the Sale.

(c) The Company Signatories shall, and shall cause the Group Companies to, in consultation with WinVest, prepare and file any required notifications or filings under any applicable Law in connection with the Pre-Closing Reorganization and Xtribe PLC Dissolution and promptly and in good faith respond to all requests by a Governmental Authority in connection with any such notifications and filings. The Company Signatories will, prior to the Closing, promptly provide WinVest with copies of all material written communications (and memoranda setting forth the substance of all material oral communications) between each of them, any of their affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Transactions. Prior to the Closing, the Company Signatories shall: (i) promptly inform and, to the extent applicable, provide, WinVest any material communication to or from a Governmental Authority regarding the Pre-Closing Reorganization or the Xtribe PLC Dissolution; (ii) permit WinVest to review in advance any material proposed written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning the Pre-Closing Reorganization or the Xtribe PLC Dissolution unless, to the extent reasonably practicable, it consults with WinVest in advance; and (iv) keep WinVest reasonably informed as to the status of any Action with respect to the Pre-Closing Reorganization or the Xtribe PLC Dissolution.

(d) Prior to the Closing, the Company Signatories shall, and shall cause the Group Companies to, cause the conversion of all Convertible Notes issued after the Original Execution Date and outstanding prior to the Closing into capital stock of, or other equity interests in, the applicable Group Company.

Section 7.02 Preparation of Registration Statement; WinVest Stockholders’ Meeting; Solicitation of Requisite Approval.

(a) As promptly as practicable after the execution of this Agreement, and receipt of the Company Unaudited Financials, WinVest and the Company shall prepare and WinVest, WinVest BVI and the Company shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Aggregate Merger Consideration (including any issuance of WinVest BVI Ordinary Shares pursuant to the Earnout Rights) issued or issuable pursuant to this Agreement, which Registration Statement shall also contain the proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of WinVest relating to the special meeting of WinVest’s stockholders (the “WinVest Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement, the Reincorporation Merger and the Acquisition Merger, (2) the approval and issuance of the WinVest BVI Ordinary Shares as contemplated by this Agreement, (3) the Memorandum and Articles of Association of the Reincorporation Merger Surviving Company as set forth on Exhibit D, and (4) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “WinVest Proposals”). WinVest and the Company shall each use its reasonable best efforts to (w) cause the Registration Statement when filed with the SEC to comply in all material respects with the rules and regulations promulgated by the SEC, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (z) keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, WinVest and WinVest BVI shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of the Aggregate Merger Consideration (including any issuance of WinVest BVI Ordinary Shares pursuant to the Earnout Rights) issued or issuable pursuant to this Agreement. Promptly after the Registration Statement is declared effective under the Securities Act, WinVest shall cause the Proxy Statement to be mailed to its stockholders. Each of WinVest and the Company Signatories shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement.

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(b) No filing of, or amendment or supplement to the Registration Statement will be made by WinVest without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). WinVest will advise the Company promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Aggregate Merger Consideration (including any issuance of WinVest BVI Ordinary Shares pursuant to the Earnout Rights) issued or issuable pursuant to this Agreement for the offering or sale in any jurisdiction, or of any request by the SEC for amendment the Registration Statement or requests by the SEC for additional information. WinVest shall provide the Company with copies of any written comments, and shall inform the Company of any oral comments, that WinVest receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of WinVest and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) WinVest represents that the information supplied by WinVest for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of WinVest, (iii) the time of the WinVest Stockholders’ Meeting, and (iv) the Acquisition Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that WinVest files with the SEC in connection with the Acquisition Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company Signatories represent that the information supplied by any Group Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of WinVest, (iii) the time of the WinVest Stockholders’ Meeting, and (iv) the Acquisition Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company files with the SEC in connection with the Acquisition Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

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(e) If WinVest or either Company Signatory becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) WinVest, on the one hand, and the Company Signatories, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. WinVest and the Company Signatories shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of WinVest Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement.

(f) The Company shall solicit the Requisite Approval via written consent as soon as promptly as practicable, and in any event within ten (10) Business Days, after the Registration Statement becomes effective. In connection therewith, the Company shall, (i) cause the consent solicitation statement with respect to the solicitation by the Company of the Requisite Approval to be disseminated to the Company’s stockholders in compliance with applicable Law and (ii) use commercially reasonable efforts to obtain written consents from the Company’s stockholders with respect to the Requisite Approval.

Section 7.03 WinVest Stockholders’ Meetings; the WinVest BVI Shareholder’s Approval.

(a) WinVest shall call and hold the WinVest Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the WinVest Proposals, and WinVest shall use its reasonable best efforts to hold the WinVest Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to stockholders of WinVest). WinVest shall use its reasonable best efforts to obtain the approval of the WinVest Proposals at the WinVest Stockholders’ Meeting, including by soliciting from its stockholders’ proxies as promptly as possible in favor of the WinVest Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The WinVest Board shall recommend to its stockholders that they approve the WinVest Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, WinVest shall approve and adopt this Agreement and approve the Mergers and the other transactions contemplated by this Agreement, as the sole shareholder of WinVest BVI.

Section 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Acquisition Merger Effective Time or the earlier termination of this Agreement, the Company Signatories and WinVest shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company Signatories without the prior written consent of the Company; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company Signatories’ obligations under Section 7.07, neither the Company Signatories nor WinVest shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

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(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with that certain Mutual Nondisclosure Agreement, dated October 20, 2022 (the “Confidentiality Agreement”), between WinVest and Xtribe PLC, and the parties hereby agree that the term of such Confidentiality Agreement shall be extended until the earlier of the Closing or termination of this Agreement.

Section 7.05 Company Exclusivity Obligations.

(a) From and after the Original Execution Date until the Acquisition Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company Signatories have not and shall not, shall direct their Representatives not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement, if any, with respect to any class of equity securities of the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or authorize any of its Representatives to take any such action. The Company Signatories shall and shall instruct their Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal, and the Company Signatories acknowledge that any action taken by it or any of their Representatives inconsistent with the restrictions set forth in this Section 7.05(a), whether or not such Representative is purporting to act on such Company Signatory’s behalf, shall be deemed to constitute a breach of this Section 7.05(a) by the Company Signatories.

(b) The Company Signatories shall notify WinVest promptly (but in no event later than twenty-four (24) hours) after receipt by any Group Company or its respective Representatives of any Company Acquisition Proposal, any inquiry that would reasonably be expected to lead to a Company Acquisition Proposal or any request for non-public information relating to any Group Company or for access to the business, properties, assets, personnel, books or records of any Group Company by any third party, in each case after the Original Execution Date and in connection with such third party’s consideration of acquiring any Group Company. In such notice, the Company Signatories shall provide the details of the material terms and conditions of any such Company Acquisition Proposal, indication or request. The Company Signatories shall keep WinVest informed, on a current and prompt basis, of the status and material terms of any such Company Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. The Company Signatories shall promptly provide WinVest copies of any nonpublic information concerning any Group Company’s business, present or future performance, financial condition or results of operations provided to any third party in connection with such third party’s consideration of acquiring any Group Company to the extent such information has not been previously provided to WinVest. Notwithstanding the foregoing, the Company may inform any person making an unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 7.05.

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Section 7.06 Directors’ and Officers’ Indemnification; D&O Tail.

(a) From and after the Closing Date, the Surviving Company shall indemnify and hold harmless each present and former director, officer, employee, fiduciary and agent of the Company, WinVest or WinVest BVI (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company, WinVest or WinVest BVI, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (each, a “Claim”), in accordance with the Governing Documents of such person in effect on the Execution Date (including the advancing of expenses as incurred in accordance with the applicable Governing Documents). After the Closing Date, in the event that any D&O Indemnified Party becomes involved in any capacity in any Action based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Closing Date, the D&O Indemnified Parties may retain, at their cost, counsel reasonably satisfactory to them after consultation with the Company; provided, however, that the Company shall have the right to assume the defense thereof with counsel reasonably satisfactory to the D&O Indemnified Parties.

(b) The Surviving Company shall purchase and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company, Xtribe PLC, WinVest or WinVest BVI as of the Closing with respect to matters occurring prior to the Acquisition Merger Effective Time. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Acquisition Merger Effective Time for the benefit of the Group Companies’ directors and officers, and shall remain in effect for the six-year period following the Closing.

(c) Notwithstanding the foregoing (i) the Surviving Company shall not be obligated to indemnify a D&O Indemnified Party with respect to any amount in relation to a Claim of any type whatsoever to the extent such Claim (or part thereof) has been paid to the D&O Indemnified Party (or paid directly to a third party on a D&O Indemnified Party’s behalf) by any directors and officers, or other type, of insurance maintained by the Surviving Company or WinVest, and (ii) no D&O Indemnified Party shall settle any Claim without the prior written consent of the Surviving Company and WinVest (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall the Surviving Company: (A) settle any Claim without either (x) the written consent of all D&O Indemnified Parties against whom such Claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the Claim relates for all D&O Indemnified Parties without admission nor finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Party for any amounts paid in settlement of any threatened or pending Claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

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Section 7.07 Notification of Certain Matters.

(a) The Company Signatories shall give prompt written notice to WinVest, and WinVest shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

(b) No notification given by either Company Signatory under this Section 7.07 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company Signatories contained in this Agreement.

Section 7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with each Group Company necessary for the consummation of the Transactions and to fulfill the conditions to the Acquisition Merger. In case, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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Section 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of WinVest and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq, each of WinVest and the Company Signatories shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Acquisition Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party; provided, however, that each of WinVest and any Company Signatory may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of Nasdaq, in which case the disclosing party shall first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.09, and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 7.09 shall prevent WinVest or the Company Signatories and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 7.10 Tax Matters.

(a) Each of WinVest, WinVest BVI and the Company shall use its reasonable best efforts to cause the Reincorporation Merger to qualify for the Reincorporation Intended Tax Treatment and the Acquisition Merger to qualify for the Acquisition Intended Tax Treatment, and none of WinVest, WinVest BVI or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Reincorporation Merger Effective Time or the Acquisition Merger Effective Time, would reasonably be expected to prevent or impede the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment, to prevent WinVest BVI from being treated as a domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code following the Reincorporation Merger, or the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

(b) Each of WinVest, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Reincorporation Intended Tax Treatment and Acquisition Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Merger), and shall take no position inconsistent with the Reincorporation Intended Tax Treatment, the treatment of WinVest BVI as a domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code following the Reincorporation Merger, or the Acquisition Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) WinVest and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that the Reincorporation Merger may not qualify for the Reincorporation Intended Tax Treatment or that the Acquisition Merger may not qualify for the Acquisition Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company reasonably determines on the advice of its counsel that such amendments would be reasonably expected to result in the Reincorporation Intended Tax Treatment or the Acquisition Intended Tax Treatment and would not be commercially impracticable).

(d) Any and all Transfer Taxes shall be paid by WinVest BVI. The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document, and shall bear any expenses incurred in connection with the filing of such Tax Returns or other documentation. Notwithstanding any other provision of this Agreement, the parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

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(e) In the event the SEC requests or requires a tax opinion regarding (i) the Reincorporation Intended Tax Treatment, WinVest will use its commercially reasonable efforts to cause Haynes and Boone, LLP to deliver such tax opinion to WinVest (assuming for purposes of such opinion that WinVest BVI will be treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code), or (ii) the Inversion or the Acquisition Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause Loeb & Loeb LLP to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Reincorporation Intended Tax Treatment and Haynes and Boone, LLP shall not be required to provide any opinion to any party regarding the Inversion or the Acquisition Intended Tax Treatment.

Section 7.11 Stock Exchange Listing. WinVest will use commercially reasonable efforts to cause the Closing Share Consideration, the Xtribe Financing Stock Consideration and any WinVest BVI Ordinary Shares issuable pursuant to the Earnout Rights issued or issuable pursuant to this Agreement to be approved for listing on the Nasdaq as promptly as practicable following the date hereof, subject to official notice of issuance prior to the Closing Date. During the period from the date hereof until the earlier of the Closing or termination of this Agreement, WinVest shall use its reasonable best efforts to keep the WinVest Common Stock listed for trading on Nasdaq.

Section 7.12 Required Financials. The Company Signatories shall (a) deliver true, correct and complete copies of (i) the audited consolidated balance sheet of the Group Companies (other than Xtribe PLC and the Excluded Subsidiary) as of December 31, 2023 and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows of the Group Companies (other than Xtribe PLC and the Excluded Subsidiary) for each of the years then ended (collectively, the “Company Audited Financial Statements”), together with all related notes and schedules thereto, in each case, with such Company Audited Financial Statements (A) prepared with all periods presented as if the Pre-Closing Reorganization had occurred as of the earliest period presented therein, (B) prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, and (C) accompanied by a signed report of the Company’s independent auditor with respect thereto, which report refers to the standards of the PCAOB and is unqualified, (ii) the unaudited consolidated balance sheet of the Group Companies (other than Xtribe PLC and the Excluded Subsidiary) as of the last day of each subsequent fiscal quarter of the Company ending at least forty-five (45) days prior to the filing of the Registration Statement, and the related unaudited consolidated statements of income and cash flows of the Group Companies (other than Xtribe PLC and the Excluded Subsidiary) for the fiscal quarter and year-to-date period ended as of each such date (and for the comparable periods in the prior fiscal year), or otherwise required by the rules and regulations of the SEC governing the Registration Statement (the “Company Unaudited Financials”), in each case, with such Company Unaudited Financials (A) reviewed by the Company’s independent auditor in accordance with AS 4105 Reviews of Interim Financial Information and without qualification, (B) prepared with all periods presented as if the Pre-Closing Reorganization had occurred as of the earliest period presented therein, and (C) prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, and (iii) any unaudited pro forma financial statements required by Regulation S-X of the SEC to be included in the Registration Statement (the “Pro Forma Financials” and, together with the Company Audited Financial Statements and the Company Unaudited Financials, the “Required Financials”) not later than fifteen (15) days from the date hereof, and (b) make any necessary amendments, restatements or revisions to the Required Financials such that they remain compliant through the date of completion of the offering pursuant to the Registration Statement and completion of the WinVest PIPE Investments and/or Xtribe Private Placement Investments, as the case may be.

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Section 7.13 WinVest Exclusivity Obligations. From and after the Original Execution Date until the Acquisition Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, WinVest has not and shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company Signatories, their stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company Signatories, their stockholders and their affiliates and Representatives. WinVest shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 7.14 Trust Account. As of the Acquisition Merger Effective Time, the obligations of WinVest to dissolve or liquidate within a specified time period as contained in WinVest’s Certificate of Incorporation will be terminated and WinVest shall have no obligation whatsoever to dissolve and liquidate the assets of WinVest by reason of the consummation of the Acquisition Merger or otherwise, and no stockholder of WinVest shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Acquisition Merger Effective Time, WinVest shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Acquisition Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to WinVest (to be held as available cash on the balance sheet of WinVest, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.15 Company Shareholder Litigation. Prior to the Acquisition Merger Effective Time, the Company Signatories shall give WinVest prompt notice (and in any event within one (1) Business Day of any Company Signatory’s becoming aware) of any pending, or threatened in writing, litigation related to this Agreement, the Acquisition Merger or the other Transactions, or otherwise alleging a breach of fiduciary duty by or other malfeasance of an officer or director of any Group Company, brought by or on behalf of any stockholder or other equity holder of any Group Company against any party hereto or any director or executive officer of any party hereto (“Company Shareholder Litigation”). The Company Signatories shall keep WinVest reasonably informed with respect to the status of any such Company Sholder Litigation. The Company Signatories shall give WinVest the opportunity, at its own cost and expense, to participate in the defense of any Company Shareholder Litigation with legal counsel of its own choosing. Notwithstanding anything to the contrary set forth herein, the Company Signatories shall not settle or agree to settle any Company Shareholder Litigation without WinVest’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.16 WinVest Stockholder Litigation. Prior to the Acquisition Merger Effective Time, the WinVest shall give the Company prompt notice (and in any event within one (1) Business Day of WinVest becoming aware) of any pending, or threatened in writing, litigation related to this Agreement, the Acquisition Merger or the other Transactions, or otherwise alleging a breach of fiduciary duty by or other malfeasance of an officer or director of WinVest or WinVest BVI, brought by or on behalf of any stockholder or other equityholder of WinVest against any party hereto or any director or executive officer of any party hereto (“WinVest Stockholder Litigation”). WinVest shall keep the Company reasonably informed with respect to the status of any such WinVest Stockholder Litigation. WinVest shall give the Company the opportunity, at its own cost and expense, to participate in the defense of any WinVest Stockholder Litigation with legal counsel of its own choosing. Notwithstanding anything to the contrary set forth herein, WinVest shall not settle or agree to settle any WinVest Stockholder Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

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Section 7.17 PIPE Investment. Following the date hereof, the parties shall use their commercially reasonable efforts to obtain commitments to acquire WinVest BVI Ordinary Shares through the WinVest PIPE Investments or Company Ordinary Shares through the Xtribe Private Placement Investments, in each case, from one or more investors pursuant to the terms of one or more WinVest Subscription Agreements or Xtribe Subscription Agreements, with such WinVest PIPE Investments or Xtribe Private Placement Investments to be consummated prior to or substantially concurrently with the consummation of the Transactions.

Article VIII.

CONDITIONS TO THE MERGERS

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, WinVest and WinVest BVI to consummate the Transactions (other than Transactions which by their terms are required to be consummated prior to Closing), including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Requisite Approval. The Requisite Approval shall have been obtained.

(b) WinVest Stockholders’ Approval. The WinVest Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of WinVest in accordance with the Proxy Statement, the DGCL, the WinVest Organizational Documents and the rules and regulations of Nasdaq.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award (“Order”) which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) Consents. All consents, approvals and authorizations set forth on Section 8.01(d) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Tangible Assets. At the Acquisition Merger Effective Time and upon consummation of the Transactions (after giving effect to the consummation and effects of any exercise of Redemption Rights by stockholders of WinVest and the receipt of proceeds from any WinVest PIPE Investments or Xtribe Private Placement Investments), the Surviving Company shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(g) Closing WinVest Cash. The Closing WinVest Cash shall not be less than $15,000,000.

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Section 8.02 Conditions to the Obligations of WinVest and WinVest BVI. The obligations of WinVest and WinVest BVI to consummate the Transactions, including the Acquisition Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company Signatories contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization of Xtribe PLC, the Company and the other Xtribe Subsidiaries), Section 4.04 (Authority Relative to this Agreement), and Section 4.20 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company Signatories contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. Each Company Signatory shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time.

(c) Officer Certificate. The Company shall have delivered to WinVest a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the Original Execution Date and the Closing Date.

(e) Pre-Closing Reorganization. The Contribution and Sale shall have been consummated in accordance with the Pre-Closing Reorganization Documents (or on such other terms and conditions acceptable to WinVest in its sole discretion).

(f) Registration Rights Agreement and Lock-Up Agreement. All parties to the Registration Rights Agreement and the Lock-Up Agreement (other than WinVest and the holders of equity securities of WinVest prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to WinVest a copy of the Registration Rights Agreement and the Lock-Up Agreement duly executed by all such parties.

(g) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to WinVest a properly executed certification that Company Ordinary Shares are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by WinVest with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(h) Consents. All consents, approvals and authorizations set forth on Section 8.02(h) of the Company Disclosure Schedule shall have been obtained.

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(i) Acknowledgement by Company. Following the assignment and delivery of the WinVest Notes to the Company pursuant to Section 8.03(g), the Company shall have delivered to Sponsor a written acknowledgement, in form and substance satisfactory to WinVest, that assignment and delivery of such WinVest Notes to the Company satisfies the Sponsor Note.

(j) Payment Spreadsheet. The Company shall have delivered to WinVest the Payment Spreadsheet in accordance with Section 3.01(a).

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company Signatories to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of WinVest and WinVest BVI contained in Section 5.01 (Organization and Qualification; Subsidiaries), Section 5.03 (Capitalization of WinVest and WinVest BVI), Section 5.04 (Authority Relative to this Agreement), Section 5.09 (Board Approval; Vote Required) and Section 5.11 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of WinVest and WinVest BVI contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “WinVest Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a WinVest Material Adverse Effect.

(b) Agreements and Covenants. WinVest and WinVest BVI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time.

(c) Officer Certificate. WinVest shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of WinVest, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No WinVest Material Adverse Effect shall have occurred between the Original Execution Date of this Agreement and the Closing Date.

(e) Stock Exchange Listing. The Closing Share Consideration and any WinVest BVI Ordinary Shares issuable pursuant to the Earnout Rights and the WinVest BVI Ordinary Shares to be issued in connection with the transactions contemplated by the WinVest Subscription Agreements and Xtribe Subscription Agreements shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(f) Registration Rights Agreement and Lock-Up Agreement. WinVest and the holders of equity securities of WinVest prior to the Closing contemplated to be party thereto shall have delivered a copy of the Registration Rights Agreement and the Lock-Up Agreement duly executed by WinVest and such holders.

(g) Assignment of Certain Notes. Sponsor shall have assigned and delivered to the Company the promissory notes payable by WinVest to Sponsor referenced on Section 8.03(g) of the Company Disclosure Schedule (“WinVest Notes”) in satisfaction of the promissory notes payable by Sponsor to the Company referenced on Section 8.03(g) of the Company Disclosure Schedule (“Sponsor Note”), in form and substance satisfactory to the Company.

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(h) Resignations. The officers of WinVest and WinVest BVI and the members of the WinVest Board set forth on Schedule B shall have executed written resignations effective as of the Acquisition Merger Effective Time.

Article IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or WinVest, as follows:

(a) by mutual written consent of WinVest and the Company; or

(b) by either WinVest or the Company if the Acquisition Merger Effective Time shall not have occurred prior to December 17, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either WinVest or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers and the Pre-Closing Reorganization, illegal or otherwise preventing or prohibiting consummation of the Pre-Closing Reorganization, the Mergers or the Transaction; or

(d) by either WinVest or the Company, if any of the WinVest Proposals shall fail to receive the requisite vote for approval at the WinVest Stockholders’ Meeting or any adjournment or postponement thereof; or

(e) by WinVest or the Company, if the Company shall have failed to deliver the Requisite Approval to the Company in accordance with Section 7.02(f); or

(f) by WinVest, upon a breach of any representation, warranty, covenant or agreement on the part of any Company Signatory set forth in this Agreement, or if any representation or warranty of the Company Signatories shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that WinVest has not waived such Terminating Company Breach and WinVest and WinVest BVI are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company Signatories, WinVest may not terminate this Agreement under this Section 9.01(g) for so long as the Company Signatories continue to exercise reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by WinVest to the Company; or

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(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of WinVest and WinVest BVI set forth in this Agreement, or if any representation or warranty of WinVest and WinVest BVI shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating WinVest Breach”); provided that the Company has not waived such Terminating WinVest Breach and no Company Signatory is then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating WinVest Breach is curable by WinVest and WinVest BVI, the Company may not terminate this Agreement under this Section 9.01(g) for so long as WinVest and WinVest BVI continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to WinVest.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (i) as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I; and (ii) nothing herein shall relieve any party from Liability for its Fraud or willful breach prior to termination of this Agreement.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Acquisition Merger or any other Transaction is consummated.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Acquisition Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Acquisition Merger Effective Time, (i) WinVest may (a) extend the time for the performance of any obligation or other act of the Company Signatories, (b) waive any inaccuracy in the representations and warranties of the Company Signatories contained herein or in any document delivered by the Company Signatories pursuant hereto and (c) waive compliance with any agreement of the Company Signatories or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of WinVest or WinVest BVI, (b) waive any inaccuracy in the representations and warranties of WinVest or WinVest BVI contained herein or in any document delivered by WinVest and/or Merger pursuant hereto and (c) waive compliance with any agreement of WinVest or WinVest BVI or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X.

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to WinVest or WinVest BVI:

WinVest Acquisition Corp.

125 Cambridge Park Drive

Cambridge MA 02140

Attention: Manish Jhunjhunwala, CEO

Email: manish@trefis.com

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with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
2801 N. Harwood Street Suite 2300
Dallas, TX 75201
Attention: Matthew Fry and J. Brent Beckert, Esqs.
Email:	matt.fry@haynesboone.com
brent.beckert@haynesboone.com

if to the Company Signatories:

Xtribe P.L.C.

37-38 Long Acre

London X0 WC2E 9JT

Attention: Enrico Dal Monte, CEO

Email: dalmonte@xtribeapp.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Giovanni Caruso

Email: gcaruso@loeb.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. Except in the case of a party’s Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and (c) any corresponding definitions set forth in this Agreement.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

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Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements, together with the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including, for the avoidance of doubt, the Prior BCA). This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11 Legal Representation.

(a) WinVest hereby agrees on behalf of itself and its directors, members, partners, officers, employees and affiliates (including after the Closing, the Surviving Company, Xtribe PLC and the Xtribe Subsidiaries), and each of their respective successors and assigns (all such parties, the “WinVest Waiving Parties”), that Loeb & Loeb LLP may represent WinVest, the Surviving Company, Xtribe PLC, the Xtribe Subsidiaries and any of their respective directors, managers, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company Signatories or their subsidiaries or other WinVest Waiving Parties, and each of WinVest and the Surviving Company on behalf of itself and the WinVest Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. WinVest and the Company Signatories acknowledge that the foregoing provision applies whether or not Loeb & Loeb LLP provides legal services to any of WinVest, the Surviving Company or its subsidiaries after the Closing Date.

(b) The Company Signatories hereby agree on behalf of themselves, their respective directors, managers, members, partners, officers, employees and affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Haynes and Boone, LLP may represent Surviving Company, the Xtribe Subsidiaries, Sponsor or any of their directors, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of WinVest or other Company Waiving Parties, and the Company Signatories on behalf of themselves and the Company Waiving Parties hereby consent thereto and irrevocably waive (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company Signatories acknowledge that the foregoing provision applies whether or not Haynes and Boone, LLP provides legal services to WinVest or Sponsor after the Closing Date.

Section 10.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company Signatories, WinVest or WinVest BVI under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 10.12 are intended to be for the benefit of, and enforceable by the former, current and future direct or indirect equityholders, controlling persons, shareholders, optionholders, members, general or limited partners, affiliates, Representatives, and each of their respective successors and assigns of the parties hereto and each such person shall be a third-party beneficiary of this Section 10.12. This Section 10.12 shall be binding on all successors and assigns of parties hereto.

[Signature Page Follows.]

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IN WITNESS WHEREOF, WinVest, WinVest BVI, Xtribe PLC and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WINVEST ACQUISITION CORP.

By:	/s/ Manish Jhunjhunwala
Name:	Manish Jhunjhunwala
Title:	CEO

WinVest (BVI) Ltd.

By:	/s/ Manish Jhunjhunwala
Name:	Manish Jhunjhunwala
Title:	Authorized Person

Signature Page to Amended and Restated

Business Combination Agreement

XTRIBE P.L.C.

By:	/s/ Enrico Dal Monte
Name:	Enrico Dal Monte
Title:	CEO

Xtribe (BVI) Ltd.

By:	/s/ Stojan Dragovich
Name:	Stojan Dragovich
Title:	Sole Director

Signature Page to Amended and Restated

Business Combination Agreement

EXHIBIT A

Contribution and Reorganization Agreement

EXHIBIT B

Purchase Agreement

EXHIBIT C

Lock-Up Agreement

EXHIBIT D

WinVest BVI Closing Memorandum and Articles of Association

EXHIBIT E-1

[Intentionally Omitted]

EXHIBIT E-2

[Intentionally Omitted]

EXHIBIT F

Directors and Officers of WinVest BVI

WinVest BVI Board of Directors shall consist of a majority of independent directors. Two of the WinVest BVI directors shall be named by Sponsor and the balance of the directors shall be named by the Company.

Chief Executive Officer— Enrico Dal Monte

President—Stojan Dragovich

Chief Financial Officer —Luca Bianchini

SCHEDULE A

Key Company Owners

SCHEDULE B

Resigning WinVest Officers and Directors